Exhibit 10.14

PURCHASE AND SALE AGREEMENT

by and between

KENTFIELD THCI HOLDING COMPANY, LCC

a Delaware limited liability company

and

1125 SIR FRANCIS DRAKE BOULEVARD OPERATING COMPANY, LLC

a Delaware limited liability company,

as Sellers,

AND

MEDEQUITIES REALTY TRUST, INC.

a Maryland corporation

or its assignee

as Purchaser

Premises Location: 1125 Sir Francis Drake Boulevard

Kentfield, Marin County, California 94904

Dated As Of: June 1, 2014

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as hereinafter defined) by and among Vibra Healthcare LLC, a Delaware limited liability company (“Parent”), Vibra Healthcare II, LLC, a Delaware limited liability company (“Affiliate”) (Parent and Affiliate herein sometimes referred to as “Guarantor” and collectively as the “Parent Entities”), Kentfield THCI Holding Company, LLC, a Delaware limited liability company (the “Owner”) and 1125 Sir Francis Drake Boulevard Operating Company, LLC, a Delaware limited liability company (herein, the “Operator”) (the Owner and the Operator collectively with the Parent Entities, herein referred to as the “Seller Parties”), on the one hand, the principal place of business of each of which is located at 4550 Lena Drive, Suite 225, Mechanicsburg, Pennsylvania 17055, and MedEquities Realty Trust, Inc. a Maryland corporation or its designated assignee (such party purchasing the Property, as defined below, herein “Purchaser”) on the other hand, the principal place of business of which is located at 201 Seaboard Lane, Suite 100, Franklin, Tennessee 37067. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Agreement signed by all of the Seller Parties on the one hand and by the Purchaser on the other hand, as evidenced by the Title Company’s signature hereto.

This Purchase and Sale Agreement is entered into by the Purchaser, on the one hand, and the Seller Parties, on the other hand, as part of a transaction in which the Purchaser shall acquire the Property and lease the Property back to the Tenant (the “Sale Leaseback”) pursuant to that certain Facility Lease Agreement to be dated as of the closing (the “Facility Lease”). This Purchase and Sale Agreement is the “Purchase and Sale Agreement” referred to in the Facility Lease Agreement.

ARTICLE I.

PROPERTY

Section 1.01. Property. To accomplish the Sale Leaseback, Seller Parties hereby agree to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller Parties, upon the terms and conditions set forth herein, the following properties and assets, free and clear of all liens and encumbrances:

(a) Real Property. That certain tract of real property comprising approximately 2.61 acres of land located at 1125 Sir Francis Drake Boulevard, Kentfield, California 94904, more particularly described in Exhibit A-1 attached hereto and made a part hereof for all purposes, together with all of Owner’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Owner in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property and (iii) all zoning, conditional use, variances, waiver, planning approvals, and other planning approvals related to the ownership, operation, and possible future development, expansion, redevelopment, revocation of such real property (the “Entitlements”) (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) Improvements. All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including, without limitation, (i) that long term care hospital building consisting of approximately 29,045 square feet with sixty (60) licensed long term care hospital (“LTCH”) beds (the “LTCH”) located on the Real Property, (ii) an adjoining free standing medical office building consisting of approximately 11,046 square feet (the “MOB”) located on the Real Property, (iii) any other related medical and administrative facilities, if any, serving the LTCH and/or the MOB, (iv) all surface and structural parking facilities, loading docks and similar facilities, all landscaping and other improvements, structures and fixtures located on or servicing the Real Property (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) Leases; Certain Other Intangibles. All of Operator’s rights, title and interest as Landlord in (i) all leases, if any, covering all or any portion of the Real Property and/or the Improvements, including the LTCH and the MOB (such leasing arrangements herein referred to as a “Lease” and collectively as “Leases”), (ii) all other intangible rights owned by the Owner which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, structural, mechanical (including HVAC) and other warranties issued with respect to the Improvements and as pertains to the Real Property and Improvements, but not otherwise, and (iii) all local, state and federal licensures, approvals, certifications and permits required and necessary for the operation of any of the Real Estate and/or Improvements for their current, future and intended use, but excluding any licenses, approvals, certifications and permits for the Hospital which, subject to the applicable provisions of the Facility Lease including Section 9.06 thereof, shall remain the property of the Operator (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) Personal Property. All of Owner’s and Operator’s right, title and interest in all beds, fixed and moveable equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith by either or both of Owner and Operator (all of the foregoing being hereinafter collectively referred to as the “Personal Property”). Notwithstanding the foregoing provisions, the parties acknowledge that certain equipment and personal property as identified on Exhibit A-2 hereto, is leased from third parties as identified in the lease(s) described on Exhibit A-2. Such leased equipment and personal property, while not being conveyed to the Landlord, shall be subject to the applicable provisions of the Facility Lease, including but not limited to, Section 8.01 and Section 9.06 thereof, which sections require that the Property be returned to Landlord in an operable, fully equipped condition upon termination or expiration of the Facility Lease.

All of the foregoing items purchased under this Agreement are collectively referred to as the “Property”.

ARTICLE II.

PURCHASE PRICE

Section 2.01. Purchase Price. The total purchase price for the Property agreed upon by Seller and Purchaser, subject to adjustment(s) as set forth in this Agreement, is an amount equal up to an aggregate of FIFTY TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($52,500,000.00) less the Transaction Costs (the “Purchase Price”).

The allocation of the Initial Investment (as defined in Section 6.03 below) shall be agreed upon by the Owner and Operator, on the one hand and by the Purchaser on the other hand prior to Closing. A schedule setting forth such allocation shall be attached here as Exhibit B to set forth such agreed upon allocation prior to Closing.

Section 2.02. Deposit. Owner has previously remitted to Purchaser a due diligence deposit of Thirty Thousand and No/100 Dollars ($30,000.00) (the “DD Deposit”) to be used solely by the Purchaser to engage its counsel to prepare this Agreement and other related documentation and to conduct initial legal due diligence pertaining to the Owner and Operator and the Property. If for any reason the transaction contemplated by this Agreement is not consummated through no fault of either Owner and Operator, including but not limited to the failure to obtain the various consents from Health Care REIT, Inc. (“HCR”) or MidCap Funding IV, LLC (“MidCap”) as more fully described below, then the full amount of the DD Deposit shall be promptly refunded by Purchaser to the Seller Parties.

ARTICLE III.

REVIEW ITEMS

Section 3.01. Survey. Owner has delivered to Purchaser a copy of Owner’s existing survey of the Property dated May 26, 2010. Purchaser, at Owner’s sole cost and expense, shall have the right to obtain a new or recertified survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located and approved by Purchaser. Subject to approval of the Survey by Purchaser and the Title Company, the metes and bounds description of the Real Property contained in the Survey will be the description of the Real Property used in the Deed (as hereinafter defined).

Section 3.02. Title Review Items. Purchaser shall have the right to order an ALTA form commitment for title insurance (the “Title Commitment”), at Owner’s expense, issued by the Title Company which shall set forth the state of title to the Real Property and the Improvements.

Section 3.03. Leases. Owner and/or Operator, as applicable, shall, within five (5) days following the Effective Date, deliver to Purchaser copies of the Leases and copies of any subleases for the Property. With respect to Leases with third parties for space within the MOB,

Operator shall continue to lease such space directly to such third party tenants. Landlord further reserves the right to require that Operator be the landlord of any new leases executed with third parties for space in the MOB. Any existing and subsequently executed leases, wither with third parties or affiliates of Operator, shall be made subordinate to the Facility Lease on terms reasonably acceptable to the Purchaser.

Section 3.04. Other Review Items. To the extent not previously delivered, Owner and/or Operator, as applicable, shall, within ten (10) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.04 to this Agreement, to the extent in their possession

Section 3.05. Inspection. Purchaser shall have the right, at all reasonable times, to conduct on-site inspections of the Property and physical inspections and non-destructive tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property (subject to the rights of tenants or subtenants in possession pursuant to the Leases), to interview tenants and to inspect and audit all of each Owner and Operator’s books and records relating to the Property, the LTCH and the MOB; provided, however, Purchaser agrees not to unreasonably interfere with any tenant’s possession and/or Owner’s or Operator’s operations of the Property, the Hospital, or the MOB, as applicable, or cause any damage to the Property.

Owner and Operator each hereby direct the manager of the Property to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Owner and Operator’s representative may be present during Purchaser’s on-site inspections and tenant interviews.

Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Owner and Operator from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses to personal property or personal injury to the extent directly attributable to any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify each of Owner and Operator shall survive the Closing and any termination of this Agreement.

ARTICLE IV.

REVIEW PERIOD

Section 4.01. Review Period. Purchaser has from the Effective Date until 5:00 p.m., eastern daylight time, on the thirty first (31st) day following the later of (a) the date Purchaser actually receives full, complete copies or originals of all of the documents required to be delivered to Purchaser under Article III; or (b) June 16, 2014 (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate.

Section 4.02. Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered to Purchaser under Article III, with the results of such inspections, interviews, tests or audits or with any other fact or situation with respect to the Property, the LTCH or the MOB, then in such event, Purchaser shall have the right to terminate this Agreement.

If Purchaser fails, for any or no reason, to deliver to Owner and Operator written notice (the “Waiver Notice”) waiving this termination right on or before the end of the Review Period (which waiver may be subject to conditions as mutually agreed by the parties), this Agreement shall be deemed automatically terminated, and the Seller Parties shall have no further obligation or liability hereunder, and the full amount of the DD Deposit shall be promptly refunded by Purchaser to the Seller Parties. Purchaser’s failure to deliver the Waiver Notice on or before the expiration of the Review Period shall be deemed Purchaser’s election to terminate this Agreement under this Section 4.02.

Section 4.03. Termination. If this Agreement has been terminated in accordance with, and subject to the terms of this Article IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, and Purchaser will promptly return any due diligence materials delivered by Owner and Operator.

Section 4.04. Seller’s Obligation to Remove Liens. Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Agreement, Owner and/or Operator, as applicable, must remove at or prior to the Closing any and all liens and encumbrances (except those encumbrances which may be approved in writing by Purchaser, mortgages, security interests and mechanics and materialmen liens created, suffered or incurred by, through or under Owner and Operator, against the Property.

Section 4.05. Environmental Audit. Subject to the consent provisions of Section 3.04 above, Purchaser shall have the right to have Phase I and Phase II environmental studies performed of the Property during the Review Period.

Section 4.06. Service Contracts. Owner agrees that all service and maintenance contracts related to the Property with third parties designated to be terminated by Purchaser (collectively, the “Service Contracts”) must be terminated on or before the Closing Date, unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same. The Service Contracts exclude management and leasing agreements that relate solely to the Property, all of which must be terminated by Owner, as applicable, at such party’s sole cost, on or before the Closing Date.

Section 4.07. Closing Deadline. The Seller Parties may terminate this Agreement at their sole discretion if Closing has not occurred by the Closing Date, and Purchaser’s sole and exclusive remedy under this Agreement for such termination shall be the retention of the DD Deposit.

ARTICLE V.

GOOD AND MARKETABLE TITLE

Section 5.01. Conveyance. At the Closing, Owner and/or Operator, as applicable, will convey good and indefeasible fee simple title to the Real Property and the Improvements to Purchaser by the Deed and title to the Personal Property and the Intangible Property by one or more instruments in the form of the Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected on Schedule B to the Title Commitment (other than the standard printed exceptions on Schedule B to the Title Commitment) and not disapproved by Purchaser during the Review Period; (ii) reflected on the Survey, as recertified, and not disapproved by Purchaser during the Review Period; and/or (iii) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The rights of tenants, as tenants only, under unrecorded written leases delivered by Owner and Operator, as applicable, to Purchaser and approved by Purchaser prior to the Closing.

Section 5.02. Owner Policy. At the Closing, Purchaser must be able to obtain a standard ALTA form Owner Policy of Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Initial Investment (as defined in Section 6.03 below), insuring Purchaser’s fee simple title to the Real Property and the Improvements, subject only to the Permitted Exceptions, together with such endorsements as Purchaser may request on or before the end of the Review Period.

ARTICLE VI.

CLOSING

Section 6.01. Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.06 of this Agreement, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur on or about 11:00 a.m. eastern daylight time on the earlier of the date which is: (i) thirty-one (31) business days following receipt by Owner of Purchaser’s written notice of its intent to close following the expiration of the Review Period or (ii) June 30, 2014 (the “Closing Date”).

Section 6.02. Seller’s Obligations. At the Closing, each of the Owner and Operator, as applicable, shall execute and deliver to Purchaser, and/or cause the execution and delivery by all other parties of, the following with respect to the Property:

(a) That certain Special Warranty Deed (the “Deed”) from the Owner in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(b) That certain Blanket Conveyance, Bill of Sale and Assignment (“Bill of Sale”) from the Owner and Operator in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(c) That certain FIRPTA Affidavit (the “FIRPTA Affidavit”) from the Fee Owner in the form attached hereto as Exhibit E and made a part hereof for all purposes.

(d) If required by Purchaser, those certain Tenant Estoppel Certificates (the “Tenant Estoppel Certificates”) in the form attached hereto as Exhibit F from all third party tenants of the Operator in the MOB (each of which shall become a sublease upon execution of the Facility Lease), if any, which Landlord identifies as a material lease (the “Required Estoppels”) and made a part hereof for all purposes.

(e) Original counterparts (to the extent available) of all Leases, lease files (including all correspondence, applications and credit reports), operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

(f) To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, an affidavit as to debts and liens and parties in possession executed by Owner, made to Purchaser and the Title Company and in a form reasonably acceptable to the Title Company, along with a GAP Affidavit and any other items from Owner and/or Operator, as appropriate, reasonably required by the Title Company.

(g) Certification by each Owner and Operator that, to the best of such party’s actual knowledge, all representations and warranties made by each of them under this Agreement are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

(h) Appropriate evidence of each parties’ authority to consummate the transactions contemplated by this Agreement as may be required by the Title Company.

(i) If required by Purchaser, estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from all parties to any declarations, business park covenants or other agreements materially affecting all or any portion of the Property, each to the extent designated by Purchaser during the Review Period and in substantially the form attached hereto as Exhibit G and made a part hereof. Owner will not be in default for failure to deliver such estoppel certificates and Purchaser’s sole recourse for such failure will be to terminate this Agreement.

(j) If Purchaser shall have a mortgage lender with a lien on the Real Property, a subordination, non-disturbance and attornment agreement in a commercially reasonable form that is mutually acceptable to Seller Parties and Purchaser whereby Tenant’s rights are subordinated to the lien of a lender.

(k) The Facility Lease, as more particularly described in Section 9.05.

Section 6.03. Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price plus an amount equal to the Transaction Costs (the sum of Purchase Price and Transaction Cost herein, the “Initial Investment”) in cash to the Title Company for subsequent disbursement in accordance with this Agreement, including all documents required thereby including the unconditional guaranties of the Facility Lease executed by the Parent Entities, (i) payment of Transaction Costs on behalf of Seller Parties as set forth in this Agreement, (ii) payment and release of the Released Obligations, and (iii) the remaining balance to be disbursed to the Owner and the Operator pursuant to Section 2.02 above.

Purchaser shall also execute and deliver to Owner and/or Operator, as applicable, the following with respect to the Property:

(a) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Agreement as may be required by the Title Company.

(b) The Facility Lease as more particularly described in Section 9.05.

Section 6.04. Financial Information for Management Transition/Transfer of Roof and Other Warranties. From and after the date hereof, each of the Owner and Operator will provide Purchaser with copies of all current income and expense reports concerning the Property, the LTCH, and the MOB, respectively. Owner and Operator each agree that Purchaser may contact officers of Owner and Operator and their respective officers and managing agents to obtain copies of and to discuss any income and expense reports prepared for the Property and Operator agrees the Purchaser may contact officers of Operator to discuss the operation of the LTCH and MOB, respectively.

Owner and Operator shall use commercially reasonable efforts to obtain at Closing the consents of the issuers of any roof warranties and all other warranties affecting the Property to the assignment of such roof warranties and all other warranties at Closing from the applicable party to Purchaser, including by making property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents as reasonably necessary to assign any such roof warranties to Purchaser. Owner and/or Operator, as applicable, shall be responsible for any fees, including but not limited to, inspection fees assessed by the roof warranty issuers to give such consents, together with the cost of any repairs or replacements required by any roof warranty issuer as a condition to delivery of its consent.

Section 6.05. Possession. Possession of the Property must be delivered by Owner to Purchaser at the Closing, subject only to the Permitted Exceptions and the Facility Lease.

Section 6.06. Due Diligence Costs. As consideration for Purchaser to examine the Property and if the Closing occurs, Seller Parties agree to pay directly (or to reimburse to Purchaser) any and all due diligence, third party reports, legal fees and other transaction and closing costs of any nature, whether incurred by Purchaser or Owner or Operator in performing its activities pursuant to this Agreement, in preparing and in closing the transaction described in this Agreement and reimbursement for any prior and ongoing reasonable out-of-pocket travel expenses relating to evaluating and closing the transaction contemplated by this Agreement.

Except as otherwise provided in this Agreement, it is expressly understood and agreed between the parties that the Seller Parties shall be responsible for any and all of Purchaser’s costs, including, but not limited to, Purchaser’s due diligence costs, attorneys’ fees and expenses, consultants fees, and all other expenses incurred in connection with the inspection of the Property (the “Due Diligence Costs”) and the closing of the transaction described in this Agreement.

ARTICLE VII.

CLOSING ADJUSTMENTS

Section 7.01. General Prorations. Purchaser, Owner and Operator acknowledge and agree that items of income and expense arising from ownership and operation of the Property which would typically be prorated between the parties as of the Closing Date will be wholly allocable to and paid by the Operator under the Facility Lease from and after Closing. In this regard, the parties do not anticipate the need for proration mechanisms in this Agreement. In the event Purchaser, Owner, or Operator determines that proration of any item of income or expense is appropriate, with the consent of Purchaser, not to be unreasonably withheld, the following provisions shall be applicable:

(a) Rents, if any, as and when collected (the term “rents” as used in this Agreement including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property. There will be no proration of rents accrued but not collected as of the Closing Date.

(b) Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Owner at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed.

(c) Payments under any Service Contracts, if any, which pursuant to Section 4.06 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading.

In making such apportionments, if any, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing.

All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments.

All apportionments (regardless of whether all relevant information has been received on errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02. Specific Prorations. Anything hereinabove contained to the contrary notwithstanding, if applicable:

(a) At the Closing, all discounts for the prepayment of any taxes paid at the Closing shall be prorated. Owner shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the delivery of the Deed; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Property.

(c) Owner and Purchaser agree that all rents received after the Closing from any Lease after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by such tenant, and then to delinquent rentals, if any, owed by such tenant in the inverse order of their maturity, and Purchaser will deliver to Owner any such delinquent rentals owed Seller and received following the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from tenants who were tenants as of the Closing; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any tenant. Owner will deliver to Purchaser, within five (5) business days following receipt, any rents received by Owner after the Closing and attributable to the period from and after the Closing. From and after the sixth (6th) month following the Closing Date, Owner shall have the right to pursue reasonable collection remedies against any tenant owing delinquent rentals owed them, provided that (i) Owner shall notify Purchaser of its intent to institute any collection remedy or proceeding not less than fifteen (15) days prior to the institution thereof, and (ii) Owner shall in no event institute any proceeding to evict or dispossess a tenant from the Property. Purchaser may, by written notice to Owner within ten (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Owner from collecting such delinquent rentals, but only if Purchaser first pays such party such delinquent rentals in exchange for assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto.

(d) At the Closing, Owner shall credit to the account of Purchaser against the Purchase Price (i) any security deposit reflected as being made under any leases executed with respect to the Property or otherwise actually collected by Owner or Operator, together with all interest, if any, which must be paid thereon to any tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by any tenants of the Property and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. If any security deposits are in the form of a letter of credit, Owner must deliver to Purchaser at Closing the original letter of credit, together with all assignment/transfer documentation (fully executed and bank authenticated, as applicable and if permissable) and assignment/transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing.

(e) Leasing commissions and tenant improvement expenses relating to lease agreements pertaining to the Property shall be apportioned between the parties as follows:

(i) All such expenses relating to Leases executed before the Effective Date, and which are not contingent on renewal or expansion of any such Lease after the Effective Date, shall be the sole obligation of Owner, and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date and, if Purchaser fails to receive reasonably acceptable evidence of such payment (together with the release of any lien applicable thereto), the unpaid portion shall be credited against the Purchase Price.

(ii) All such expenses relating to Leases executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of any such Lease or expansion into additional space by the tenant under any such Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Leases and commission agreements delivered to Purchaser during the Review Period. Any such expenses not so disclosed shall render Owner liable for any such expenses and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(iii) Any such expenses relating to Leases executed between the Effective Date and Closing shall be borne by Owner, and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(f) Notwithstanding the foregoing, in the event that the Tenant under the Leases is responsible for paying any of the items which are to be prorated, then there shall only be a proration to the extent that the Tenant under such Leases does not pay for the same.

Section 7.03. Transaction Costs. Seller Parties shall be responsible for payment at Closing of: (i) all attorneys’ fees and expenses of counsel to Seller Parties; (ii) all documentary stamp, transfer, surtax, excise taxes, or other levy’s or charges of any kind and nature, payable upon the transfer of the Property and/or recordation of the Deed; (iii) a transaction structuring and closing fee to MedEquities Realty Trust Inc., or its designee, in the amount one percent (1%) of the unadjusted Initial Investment plus the amount of the Leasehold Improvement Funds required to be disbursed by Landlord under Exhibit F-2 “Special Stipulations Concerning Hospital Renovation Project” (such sum herein, the “Aggregate Investment”) which fee equals Five Hundred Eighty Thousand and No/100 Dollars ($580,000.00); (iv) the cost of the Owner Policy and any endorsements thereto requested by Purchaser; (v) all attorneys’ fees and expenses of counsel to Purchaser; (vi) the cost of the Survey and any changes requested by Purchaser to the Survey; (vii) Due Diligence Costs; and (viii) any and all other transaction costs actually incurred by Owner, Operator and Purchaser, including, without limitation, any escrow and other charges of the Title Company (all the above herein the “Transaction Costs”). It is expressly understood and agreed to between the parties that Purchaser shall not be responsible for any costs, expenses or fees in connection with the purchase of the Property and the closing of the transaction contemplated by this Agreement.

Section 7.04. Brokerage Commissions. Purchaser represents to Owner and Operator that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Agreement. Purchaser hereby agrees to indemnify the Owner and Operator and hold the Owner and Operator harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which they shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser.

Each of the Seller Parties represents to Purchaser that none of the Seller Parties has engaged the services of any real estate broker, finder or other agent in regard to this Agreement. Except for the fees described in Section 7.03(iii) above, none of the Seller Parties nor any of their respective affiliates or employees will be obligated to pay or will pay, either directly or indirectly, any commissions, fees or other consideration of any sort to any of their respective affiliates or employees or their respective family members related to or arising from this Agreement. Each of the Seller Parties hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of any of the Seller Parties. This provision shall survive Closing.

Section 7.05. Survival. The terms of this Article shall survive the termination of this Agreement and the Closing and delivery of the Deed.

ARTICLE VIII.

TERMINATION AND REMEDIES

Section 8.01. Purchaser’s Default. In the event (i) Purchaser fails or refuses to tender performance and consummate Closing when required to do so in compliance with the terms of this Agreement, or (ii) Purchaser fails to perform or otherwise breaches any of its other material obligations under this Agreement and such failure or breach continues for a period of ten (10) days after written notice from Seller Parties specifying such failure or breach in reasonable detail, the same shall constitute a “Purchaser Default” hereunder. In the event of any Purchaser Default, the Seller’s Parties shall be entitled, as their sole and exclusive remedy, to terminate this Agreement upon written notice to Purchaser and receive payment from Purchaser of the DD Deposit, the reimbursement of up to Twenty Five Thousand and No/100 Dollars ($25,000.00) for any out-of-pocket costs of any third parties, including any expenses incurred by Seller Parties to obtain the consent HCR and MidCap (including their attorney fees) and assignment and delivery to the Seller Parties, for their future use, of all Due Diligence Materials. Each of the Seller Parties and Purchaser acknowledge and agree that Purchaser’s delivery of such funds and Due Diligence Materials shall be deemed liquidated damages for Purchaser’s breach of this Agreement, it being further agreed that the actual damages to the Seller Parties in the event of such breach are impractical to ascertain and the foregoing sum is a reasonable estimate thereof. None of the Seller Parties shall have any right to specifically enforce Purchaser’s obligations under this Agreement nor to seek or otherwise collect any actual, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Agreement. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Agreement or the documents to be delivered at the Closing.

Section 8.02. Seller’s Default. In the event (i) Seller Parties fail or refuse to tender performance and consummate Closing when required to do so in compliance with the terms of this Agreement, or (ii) Seller Parties or either of them fail to perform or otherwise breaches any of their other material obligations under this Agreement and such failure or breach continues for a period of ten (10) days after written notice from Purchaser specifying such failure or breach in reasonable detail, the same shall constitute a “Seller Default” hereunder. In the event of any Seller Default, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Agreement upon written notice to Seller Parties, and thereafter retain any unexpended portion of the DD Deposit; or (b) pursue an action to enforce specific performance of Seller Parties’ respective obligations under this Agreement.

ARTICLE IX.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01. Seller’s Representations. The Seller Parties, jointly and severally, each hereby represent and warrant to Purchaser, except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Owner is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware and is authorized to conduct business in the State of California. Operator is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware and is authorized to conduct business in the State of California. This Agreement has been duly authorized, executed and delivered by each of Owner and Operator, and is and, at the time of the Closing, will be a legal, valid and binding obligation of each of the Owner and the Operator, respectively enforceable against each such party in accordance with its terms.

(b) Neither of the Owner nor Operator has received written notice of any and, to their actual knowledge, there is no current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever.

(c) Neither the Owner nor Operator has received any written notice of a claim or has actual knowledge that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use, subdivision, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and/or on the operation, ownership or use of the Property Including the LTCH and the MOB (collectively, “Applicable Laws”).

(d) Neither the Owner nor the Operator has received written notice of or had actual knowledge of any pending or threatened, litigation which does or would affect the Property, including the LTCH and the MOB or their ability respectively to fulfill all of their respective obligations under this Agreement. Except as set forth in the Disclosure Schedule, there are no outstanding claims on either the Owner’s nor the Operator’s insurance policies which claims relate to the Property, including the LTCH and the MOB.

(e) Owner has delivered to Purchaser true and complete copies of all Leases. To actual knowledge of Owner, respectively, no material default or breach exists on the part of any tenant under the Leases. Owner, has fully completed all construction obligations and all tenant improvements specified in the Leases to be the responsibility of the landlord, thereunder and has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Owner has not received any written notice of any default or breach on the part of the landlord under any of the Leases, nor, to its actual knowledge, does there exist any default or breach on the part of the landlord thereunder. No Lease grants any tenant any right to purchase all or any portion of the Property. Except as set forth in the Disclosure Schedule, there are no agreements which would require the payment of a leasing commission by the landlord, upon any renewal or expansion of an existing Lease or new Lease executed or otherwise exercised after the Effective Date. There are no pending contracts for the sale of all or any portion of the Property.

(f) Except as set forth in the Disclosure Schedule, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property. Each of Owner and Operator, as applicable, has delivered to Purchaser true, complete and correct copies of all Service Contracts.

(g) Neither Owner nor Operator has received any written notice or has actual knowledge concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(h) Neither Owner nor Operator is a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

1. WHENEVER REFERENCE IS MADE IN THIS AGREEMENT TO THE KNOWLEDGE OF EITHER OF THE SELLER PARTIES, SUCH REFERENCE SHALL BE DEEMED LIMITED TO THE ACTUAL KNOWLEDGE AFTER REASONABLE INQUIRY OF CLINT FEGAN (CHIEF FINANCIAL OFFICER), DOUGLAS C. YOHE (GENERAL COUNSEL), AND/OR ANN GORS (CHIEF EXECUTIVE OFFICER OF THE LTCH), (THE “KNOWLEDGE PARTIES”). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (A) PURCHASER HAS NOT RELEASED SELLER PARTIES FROM AND SELLER PARTIES SHALL REMAIN LIABLE FOR, ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENT WHICH SURVIVES THE CLOSING; AND (B) SELLER PARTIES ACKNOWLEDGE AND AGREE THAT (I) PURCHASER SHALL HAVE THE RIGHT TO DEFEND ANY GOVERNMENT CLAIM BY ALLEGING THAT A SELLER PARTY, NOT PURCHASER, IS LIABLE FOR SUCH CLAIM AND TO OTHERWISE SEEK CONTRIBUTION OR INDEMNITY FROM ANY OR ALL SELLER PARTIES FOR SUCH CLAIM; AND (II) PURCHASER HAS NOT ASSUMED, AND HAS NO OBLIGATION TO INDEMNIFY A SELLER PARTY FOR, ANY GOVERNMENT OR THIRD PARTY CLAIM ASSERTED AFTER THE CLOSING TO THE EXTENT APPLICABLE TO AN ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN PRIOR TO THE CLOSING.

Section 9.02. Representations Pertaining to LTCH and its Business.

With respect to the Purchaser’s analysis and underwriting of the transactions described in this Agreement, the Seller Parties hereby jointly and severally make the following healthcare compliance representations and warranties, each of which are true, correct and accurate, except as set forth in the Disclosure Schedule attached as Exhibit H and made a part hereof:

(a) The Operator has not received any written notice concerning any alleged violation, non-compliance, liability or potential liability regarding of any applicable environmental law, rule or regulation, including laws regarding disposal of medical wastes. Nor does Operator have knowledge or reason to believe that such notice will be given. None of the property owned, leased or operated by the Operator, including but not limited to the LTCH, contains any hazardous materials (as defined under applicable federal or state law) that constitutes or may constitute a violation of any applicable federal or state environmental law.

Except as used by the Operator in the LTCH (and then in compliance with applicable environmental laws) no hazardous materials have been generated, treated, stored or disposed of by Operator or in, on, or from the Property, including the LTCH, in violation of environmental law. There have been no releases or threatened releases of hazardous materials by the Operator or any third party which may give rise to liability under applicable environmental law.

(b) Operator has entered into and maintains in good standing applicable Medicare Provider Agreements and Medicaid Provider Agreements for its operation of the LTCH. Copies of all material licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations and other authorizations for the ownership, operation and payment for services related to the LTCH have been provided to the Purchaser. Operator is not default under any of such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations or other authorizations, and, no event has occurred, and no condition exists, that with the giving of notice, the passage of time or both would constitute a default thereunder or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any thereof. Operator knows of no reason why it will not be able to maintain, after the date hereof, all material licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, accreditations, certifications and other authorizations necessary or appropriate to conduct its business as an operator of the LTCH as now conducted and presently planned to be conducted.

(c) Operator has timely filed all Medicare and Medicaid cost reports and other material reports required to be filed related to the LTCH in connection with such medical reimbursement programs due on or before the date hereof, and all required reports and administrative forms and filings are true, correct and complete in all material respects; (ii) there are no material claims, actions, proceedings or appeals pending before any governmental authority with respect to any cost reports or claims filed with respect to such medical reimbursement programs by Operator for operation of the LTCH on or before the date hereof and there are no reviews, audits (other than customary annual cost report audits) or program integrity reviews that have been conducted or are known to be planned respecting the Operator concerning operation of the LTCH.

(d) No predecessor-in-interest, current-or former owners, employees, controlling persons, officers or directors, physicians or service providers of any of the Operator have: (i) had any civil monetary penalty assessed against it under Section 1128(h) of the Social Security Act or any regulations promulgated thereunder, (ii) been excluded, suspended or debarred from, or otherwise adjudicated, deemed or determined ineligible for, participation in any medical reimbursement program, (iii) been convicted of a criminal offense related to conduct that would trigger an exclusion from any medical reimbursement program, (iv) been fined, penalized or otherwise sanctioned by any third party payor, (v) used any Medicare funds to make any payment for any items or services furnished by any excluded individual, or (vi) committed any act or omission that could result in, or form the basis of, any of the actions described in clauses (ii) or (iii) of this sentence.

(e) To the knowledge of Operator, there is no investigation or civil, administrative or criminal proceeding pending, or threatened, relating to the participation of

Operator, and to its knowledge, Operator is not subject to fiscal audit, program audit, utilization review or quality-related review or audit by any medical reimbursement program related to the LTCH, other than the ordinary and customary audit or utilization review of all providers participating in such medical reimbursement program. Operator has not submitted to any medical reimbursement program any false or fraudulent claims for payment related to the LTCH, nor has Operator violated any condition for participation or knowingly violated, or acted with reckless disregard or deliberate ignorance of, any rule, regulation, policy or standard of any such medical reimbursement program related to the LTCH. Operator has no current, pending or, to the knowledge of Operator, threatened claims by any third-party payor against it for overpayment, recoupment or improper billing practices of any nature.

(f) With respect to the LTCH and the MOB, each of the Operator and Owner, as applicable, has complied with all applicable provisions of the Social Security Act and regulations promulgated thereunder, laws and regulations relating to institutional and professional licensure, pharmacology or dispensing medicines or controlled substances, laboratory services, unprofessional conduct, fee splitting, kickbacks and other prohibited remuneration in exchange for referrals, billing and submission of false or fraudulent claims, medical privacy and confidentiality, 42 U.S.C. Section 1320a-7b or 42 U.S.C. Section 1395nn, the Medicare Regulations and the Medicaid Regulations. Operator has a compliance program that is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of, any laws and regulations applicable to Operator.

(g) Operator is currently accredited by the Joint Commission without qualification, limitation or exception.

(h) No person excluded from participation in any medical reimbursement program has, since such person’s exclusion, acted in any of the following capacities, directly or indirectly, with respect to the Operator or predecessor-in-interest of Operator: owner, officer, director, partner, agent, contractor, consultant or managing employee. For purposes of this section “managing employee” means a person who exercises operational or managerial control over an entity or a part thereof, or directly or indirectly conducts the day-to-day operations of the entity or a part thereof.

(i) No statement or information contained in this Agreement or in any document furnished by the Operator or Owner for use in the transactions described in this Agreement, shall contain as of the date of such information, any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Agreement and in such instrument not misleading when such information was delivered or disclosed. There is no fact known to Operator that could reasonably be expected to have a material adverse effect on the condition, operation, ownership or profitability of the LTCH that has not been disclosed in this Agreement or the documents delivered to the Purchaser hereunder.

Section 9.03. Purchaser’s Representations. Purchaser hereby represents and warrants to the Seller Parties, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to carry on its business as now conducted. This Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Agreement, and no consent, approval or other action by any person or entity (other than the person signing this Agreement on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Agreement.

(c) Neither Purchaser, nor any individual with a direct or indirect ownership of 5% or more of Purchaser, nor any director, officer, agent or employee of Purchaser is debarred, suspended or excluded from any Federal or State health care program (including, but not limited to Medicare or Medicaid) under 42 U.S.C. § 1320a-7.

Section 9.04. Discovery. If Owner or Operator, on the one hand, or Purchaser, on the other hand, discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at its option, terminate this Agreement and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Purchaser is the discovering party, Purchaser shall be entitled to pursue its remedies under Section 8.02 of this Agreement; and (b) if Owner or Operator is the discovering party, such party shall be entitled to pursue its remedies under Section 8.01 of this Agreement.

If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Deed, but to the extent that neither the Owner nor Operator, on the one hand, nor Purchaser, on the other hand, has made any claim as to the breach of any such representation or warranty within two (2) years after the Closing Date, such representations and warranties will terminate and be of no further force and effect.

Section 9.05. Operating Covenants. The Owner and the Operator, respectively, each agree to operate and maintain the Property, the LTCH and the MOB, as applicable, prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by the Owner or Operator, as applicable, on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(b) Enter into any new lease or amend, modify, supplement or terminate any existing lease. Owner and Operator each agree that, after the Review Period, Purchaser shall have the right, without their consent, to enter into new leases affecting all or any portion of the Property which is or will become vacant, as long as any such lease will only take effect contingent upon and shall commence only for a term beginning from and after the Closing Date.

(c) Fail to maintain its current insurance covering Owner’s and Operator’s respective interests in the Property, the LTCH and the MOB and their respective business operations or fail to advise Purchaser promptly of the occurrence of any fire or other casualty affecting any portion of the Property.

(d) Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Owner or Operator contained in this Agreement.

Section 9.06. Conditions Precedent of Purchaser. Purchaser shall not be obligated to perform under this Agreement, unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) All of the respective representations and warranties of each of the Owner and Operator, respectively, are true and correct in all material respects.

(b) The Owner and the Operator, respectively, have performed all of their respective covenants, agreements, and obligations under this Agreement in all material respects and each is otherwise not in default.

(c) The Owner and the Operator, as applicable, each have delivered (i) Required Estoppels, if any, in compliance with Section 6.02(e); and (ii) title estoppels, if any, required by Section 6.02(i).

(d) There has been no material adverse change in the matters reflected in the Title Commitment, the Survey, the operating statements pertaining to the Property or the LTCH, the operating financial condition or future prospects of the Operator respecting the LTCH and the MOB, or the other item delivered to, or reviewed by, Purchaser hereunder since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser.

(e) Within thirty (30) days of the Effective Date, Seller and Purchaser shall agree to the form of both the Facility Lease and the Lease Guaranties (as defined below) relating to Operator’s obligations under the Facility Lease. The Facility Lease and the respective Lease Guarantees will be fully executed and effective upon Closing. Pursuant to the Facility Lease, the Tenant on or before Closing, shall irrevocably lease the Property on a non-cancellable, non-terminable basis in accordance with the terms and provisions set forth in the Facility Lease, a summary of which is set forth in this subsection (e) of this Agreement.

The Facility Lease shall be an absolute-net NNN lease for a term of not less than fifteen (15) years (the “Lease Term”). The Facility Lease shall require payment of an initial annual fixed monthly rent of Four Million Five Hundred Ninety-Three Thousand Seven Hundred Fifty and No/100 Dollars ($4,593,750.00) payable in advance monthly installments of Three Hundred Eighty-Two Thousand Eight Hundred Twelve and 50/100 Dollars ($382,812.50). The initial annual fixed monthly rent and each corresponding monthly installment shall be subject to adjustment pursuant to Section 2 of Exhibit F-2 to the Facility Lease “Special Stipulations Concerning Hospital Renovation Project” to account for periodic disbursements of Leasehold Improvement Funds until and including the Final Disbursement Date at which time the Landlord’s Aggregate Investment (being the sum of the Initial Investment plus all Leasehold Improvement Funds) in Sale Leaseback shall have been completed. Beginning on the first anniversary of the Lease Term, and again on the second anniversary of the Lease Term, fixed monthly rent shall be escalated by one and one-half percent (1.5%) and, thereafter, on the third anniversary and each subsequent anniversary thereafter for each Lease Year thereafter throughout the remaining term, including any extensions, the rent then payable under the Facility Lease shall be escalated by increases in the CPI Factor with an annual cap of two percent (2.0%). For purposes of the foregoing adjustment, the “CPI Factor” is the percentage equal to a fraction, the numerator of which is the Index (as defined below) most recently published prior to each adjustment date and the denominator of which is the most recent Index which was available to the public on the first day of the preceding lease year. The term “Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items (1982 – 84 = 100) as published by the Bureau of Labor Statistics of the United States Department of Labor. Landlord shall send Tenant notice of the applicable increase (the “Adjustment Notice”) as promptly as practicable following each anniversary of the commencement date. Tenant shall continue to pay the prior fixed monthly rental until receipt of the Adjustment Notice, and Tenant shall remit any shortfall in fixed monthly rental for the period prior to its receipt of the Adjustment Notice with the first payment of fixed monthly rental due after Tenant’s receipt of the Adjustment Notice. Each Adjustment Notice shall set forth in brief appropriate computations to verify the new fixed monthly rental as changed pursuant to the Adjustment Notice. If at the time of preparation of the Adjustment Notice, no CPI-U is compiled and published by the Department of Labor (or any successor federal government agency), then statistics reflecting cost of living increases for the applicable period as compiled by an institution, organization or individual generally recognized as an authority by financial and insurance institutions as selected by Landlord shall be used as the basis for such computation.

Provided that the Tenant is not in default under the Facility Lease and no event or circumstance exists which, with the passage of time, the giving of notice, or a combination of both, may become a default or event of default, then the Tenant shall have the right and option to renew the lease term for an additional term of five (5) years (the “First Renewal Option”). If the Tenant exercises the First Renewal Option and provided that Tenant is not in default under the Facility Lease as renewed and extended and provided that no event or circumstance exists which, with the passage of time, the giving of notice or a combination of both may become a default, then the Tenant shall have the right and option to renew the lease term for an additional term of five (5) years (the “Second Renewal Option”). The Facility Lease, if extended by the First Renewal Option and, if applicable by the Second Renewal Option, shall be on such terms and conditions including at such rental rates as shall be more fully set forth in the Facility Lease.

The Lease Guaranties shall be secured by the unconditional assignment, pledge and grant of a security interest in (i) all of the ownership interest of Parent in the Owner and (ii) all of the ownership interest of Parent in the Operator.

The obligations of the Operator under the Facility Lease and the obligations of each of the Guarantors under the Lease Guaranties shall all be cross-defaulted and cross-collateralized with all the other obligations and all collateral, if any, securing any presently existing or hereafter created obligations of the Owner and/or Operator and/or each of the Guarantors and their respective affiliates to the Purchaser or its affiliates. Such cross-collateralization and cross-default rights include the obligations of each of the Guarantors as co-borrowers arising from that certain Ten Million and No/100 Dollars ($10,000,000.00) first mortgage loan (the “Related Loan” and the “Related Co-Borrowers”, respectively) being made by Purchaser or its affiliate and secured by a first mortgage lien on real property and improvements owned by Vibra Healthcare Real Estate Company II, LLC (“RealCo II”), a wholly owned subsidiary of the Affiliate, which real property comprises Vibra Hospital of Western Massachusetts (“VHWM Hospital”) located at 1400 State Street, Springfield, Massachusetts.

The Facility Lease shall provide that the Operator shall not assign, transfer or encumber the Facility Lease or sublet any portion of the Property (except for any subleases for the MOB in effect as of the Closing Date) without the prior written approval of Purchaser, which consent shall be in the sole discretion of the Purchaser. In the exercise of such discretion, the Purchaser may condition its approval upon any and all factors it deems relevant to protecting the value of the Property, including but not limited to: (1) requiring that the Facility Lease be extended so that the remaining term of the Facility Lease shall be at least equal to the original lease term; (2) requiring verification to its satisfaction that the successor tenant shall be at least as creditworthy as the Tenant; (3) that the successor tenant shall have similar experience and expertise in the operation of a LTCH; (4) that the successor shall be able to obtain all necessary or appropriate licenses, permits, approvals, accreditations, provider agreements and other documentation necessary or desirable to be obtained for the ownership and operation of the LTCH business as operated by the Tenant.

(f) Any and all authorizations, waivers, consents or other approvals required as determined by the Purchaser for the consummation of the transactions described in this Agreement shall have been obtained and shall be on such terms and in such scope as may be acceptable to the Purchaser in its sole discretion, including but not limited to, (1) consent from HCR under that certain Loan Agreement dated as of June 1, 2010 between Owner and HCR and (2) consent from MidCap under that certain second Amended and Restated Credit and Security Agreement dated September 1, 2013 by and among Seller Parties and certain of their affiliates and MidCap and certain other lenders. To facilitate the parties preparations for closing, the Seller Parties agree to use their best efforts to procedure the written consents of HCR and MidCap, respectively, by May 16, 2014.

(g) The closing of the Related Loan substantially simultaneously with closing of this Agreement.

Notwithstanding the generality of the foregoing, Owner and Operator shall each use its best efforts to satisfy all of the foregoing conditions precedent. If Owner and Operator are unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent, extend the Closing Date for up to an additional thirty (30) days or terminate this Agreement, in any such event by written notice to both the Owner and the Operator. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, the Purchaser shall return the DD Deposit to the Seller Parties, and the Seller Parties shall have no further obligation or liability under this Agreement.

Section 9.07. Conditions Precedent of Seller Parties. Seller Parties are not obligated to perform under this Agreement, unless all of the following conditions precedent are satisfied (or waived in writing by Seller Parties) and are otherwise true and correct as of the Closing Date:

(a) All of Purchaser’s representations and warranties are true and correct in all material respects;

(b) Purchaser has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default;

(c) Execution of the Facility Lease by Purchaser and Operator;

(d) Written consent of HCR to the sale of the Property upon terms satisfactory to Seller Parties;

(e) Written consent of MidCap to the sale of the Property and the Facility Lease upon terms satisfactory to Seller Parties;

(f) The closing of the Related Loan substantially simultaneously with the closing of this Agreement;

(g) Termination of the existing lease of the Property and Improvements by the Owner to the Operator; and

(h) Subordination of any existing Leases including the existing lease or leases with third party tenants in the MOB on terms reasonably satisfactory to the Purchaser.

If all of the foregoing conditions precedent is not satisfied, Seller Parties may waive one or more conditions precedent, extend the Closing Date for up to an additional thirty (30) days or terminate this Agreement, in any such event by written notice to Purchaser. If Seller Parties elect to close, Seller will be deemed to have waived any conditions actually known by Seller to be unsatisfied at the Closing. If Seller Parties elect to terminate, Purchaser shall immediately return the DD Deposit to the Seller Parties, and the Seller Parties shall have no further obligation or liability under this Agreement.

Section 9.08. Post Closing Claim. If: (i) Purchaser makes a claim against either of the Owner, Operator or any of the other Seller Parties with regard to a representation or warranty which expressly survives Closing, provided that the aggregate amount of such claim and any other claims under this Section has exceeded the sum of $50,000, (ii) Purchaser makes such claim within the two (2) year time period set forth in Section 9.03 above, and (iii) Purchaser obtains a judgment against any of the Seller Parties which remains unpaid for a period of thirty (30) days, Owner and Operator each agree that Purchaser shall have the right to trace the Purchase Price to the extent necessary to satisfy such claim.

Owner and Operator each agree, covenant and represent to Purchaser that each has (or will prior to distribution of any such disposition proceeds) provide written notice to the other Seller Parties and the other Seller Parties’ partners, shareholders and members (and, if such partners, shareholders and members are entities whose sole material asset is their respective interest in Seller Parties, their respective members, partners and affiliates) of this tracing provision. Seller Parties acknowledge and agree that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Agreement.

ARTICLE X.

Section 10.01. Reserved.

ARTICLE XI.

NOTICES

Section 11.01. Notices. Any notice, demand or other communication which may or is required to be given under this Agreement must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; or (c) transmitted by reputable overnight courier service, such as Federal Express; to Purchaser and Owner, Operator, Parent and Affiliate as listed below.

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on the date of receipt. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given.

Purchaser and each of the Seller Parties may change their respective addresses for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given, unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	MedEquities Realty Trust, Inc
201 Seaboard Lane, Suite 100
Franklin, Tennessee 37067
Attn: William C. Harlan
Telephone: (615) 943-5621
Facsimile: (615) 250-4988
Email: wharlan@medequities.com

With a copy to:	H3GM
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201
Attn: Glen Allen Civitts, Esq.
Telephone: (615) 251-1070
Facsimile: (615) 251-1059
Email: gac@h3gm.com

If to Owner:	Kentfield THCI Holding Group, LLC
c/o Vibra Healthcare, LLC
4550 Lena Drive, Suite 225
Mechanicsburg, PA 17055
Attn: Douglas C. Yohe, General Counsel
Telephone: (717) 591-5737
Email: dyohe@vibrahealth.com

If to Operator:	1125 Sir Francis Drake Boulevard Operating Company, LLC
c/o Vibra Healthcare, LLC
4550 Lena Drive, Suite 225
Mechanicsburg, PA 17055
Attn: Douglas C. Yohe, General Counsel
Telephone: (717) 591-5737
Email: dyohe@vibrahealth.com

If to Parent	Vibra Healthcare, LLC and Vibra Healthcare II, LLC
Entities:	4550 Lena Drive, Suite 225
Mechanicsburg, PA 17055
Attn: Douglas C. Yohe, General Counsel
Telephone: (717) 591-5737
Email: dyohe@vibrahealth.com

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article IV may be sent by facsimile and will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser.

ARTICLE XII.

RISK OF LOSS

Section 12.01. Minor Damage. In the event of “minor” loss or damage being defined for the purpose of this Agreement as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Owner and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Owner), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $250,000 and which would not permit any tenant to terminate its Lease, neither Owner nor Purchaser shall have the right to terminate this Agreement as to the Property due to such damage, but Owner shall, at Owner’s option as expressed to Purchaser in writing, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage and in either such event Owner shall retain all of Owner’s right, title and interest to any claims and proceeds Owner may have with respect to any casualty, rental loss and other insurance policies relating to the Property.

If Owner elects to repair and restore the damaged portion of the Property, Owner shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Closing Date if reasonably possible. If it is not reasonably possible to complete such repairs prior to the Closing Date, the parties will nonetheless proceed to the Closing, but Owner must give Purchaser a credit equal to the remaining cost to complete such repairs.

Section 12.02. Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Agreement by written notice to Owner and Operator, in which event Owner and Operator on the one hand and Purchaser on the other hand shall thereupon be released from any and all liability hereunder, and the Purchaser shall return to Seller Parties any unexpended portion of the DD Deposit.

If Purchaser elects not to terminate this Agreement, Purchaser and Owner and Operator shall proceed with the Closing, provided Owner shall assign all of Owner’s right, title and interest to any claims and proceeds Owner may have with respect to any casualty, rental loss and other insurance policies relating to the Property, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser, together with the uninsured portion of any such damage.

Section 12.03. Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Owner and Operator, respectively, shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser, except to the extent such loss is the responsibility of the Operator as the tenant and occupant pursuant to the Facility Lease.

Section 12.04. Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Agreement upon written notice to Owner and Operator and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Agreement within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Owner’s and Operator’s respective current use of the Property, Owner and Operator shall assign to Purchaser at the Closing all rights and interest of Owner and Operator in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 13.02. No Rule of Construction. This Agreement has been drafted by both Owner and Operator on the one hand and Purchaser on the other hand and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 13.03. Multiple Counterpart; Governing Law. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but, together, shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 13.04. Attorneys’ Fees. In the event of any litigation or other proceeding brought by any party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit against the non-prevailing party or parties.

Section 13.05. Interpretation. This Agreement shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Agreement in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Agreement; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Agreement.

Each of the Owner and Operator as well as the other Seller Parties acknowledge that obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survive the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to each of such parties and/or their respective members, shareholders and partners.

Section 13.06. Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Agreement.

Section 13.07. Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 13.08. Reporting Person. Purchaser and each of the Owner and Operator hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 13.09. Time of Essence. Time is of the essence to both Owner and Operator on the one hand and Purchaser on the other hand in the performance of this Agreement, and they have agreed that strict compliance is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Agreement. If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 13.10. Confidentiality. Purchaser on the one hand and all of the Seller Parties on the other hand shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and Purchaser and each of the Seller Parties shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Agreement and the Property, including the existing lease and sublease thereon, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or by Owner and Operator or their respective employees and representatives and to HCR and MidCap and their respective employees and representatives (“Sellers’ Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Owner, Operator or Purchaser.

Notwithstanding anything contained in this Agreement to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein.

Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of the Agreement as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchaser or (iii) to the extent that such information is a matter of public record. By each of the Seller Parties’ execution of this Agreement, each of the Seller Parties hereby confirms its respective agreement to indemnify, defend and hold Purchaser free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of Seller Parties’ breach of this Section.

Section 13.11. SEC S-X 3-14 Audit. Each of the Seller Parties acknowledges that Purchaser is, or may elect to assign all of its right, title and interest in and to the Agreement to a company that is either subject to the periodic filing requirements of the Exchange Act and/or is conducting or proposes to conduct a securities offering pursuant to Rule 144A under the Securities Act and/or has filed or proposes to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act (a “Registered Company”) promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser is a Registered Company or Purchaser’s assignee under the Agreement is a Registered Company or a Registered Company Affiliate, the Registered Company may be required to include certain financial and other information related to the Property, the Seller Parties or their affiliates including the Guarantors in an offering memorandum issued in a securities offering under Rule 144A under the Securities Act (an “OM”), in a registration statement filed with the SEC under the Securities Act and/or in Form 8-K, Form 10-9 and/or Form 10-K to be filed with the SEC pursuant to the Exchange Act (individually, an “SEC Filing” and collectively, “SEC Filings”), in each case as required by the Securities Act, the Exchange Act, the rules and regulations of the SEC promulgated under the Securities Act and the Exchange Act and for definitive guidance issued by the SEC (the “Securities Laws”). To permit the Registered Company to prepare the OM and/or the SEC Flings in accordance with the Securities Laws, Seller Parties agree to, and shall, provide Purchaser and the Registered Company with such financial and other information concerning the Property and/or the Seller Parties (to the extent existing and available) that may be reasonably requested by Purchaser, the Registered Company and/or Purchasers or Registered Company’s auditors for purposes of preparing and/or auditing such information for inclusion in an OM or SEC Filings pursuant to the Securities Laws, as well as using its best efforts to provide any additional information as may be requested, provided that Purchaser shall reimburse Seller Parties for any additional costs that it may incur in providing such information and will provide consent to the Seller Parties’ auditors for such financial statements and to use such financial statements and the auditor’s report for such financial statements in all SEC Filings information related to the leases (“SEC Filing Information”). Such information may include but is not limited to historical revenue and expense data with respect to the Property, financial statements of the Seller Entities, leases with respect to leased portions of the Property, insurance documentation evidencing Property Insurance in place and any claims, if any, and accounts receivable aging related to the Property and the Seller Parties. Each of the Seller Parties shall use good faith efforts to deliver the SEC Filing Information requested by Purchaser, the Registered Company and/or Purchaser’s or the Registered Company’s auditors prior to the expiration of the Review Period, and each of the Seller Parties agrees to cooperate with Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors regarding any inquiries by Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors following receipt of such information, including delivery by each of the Seller Parties of an executed representation letter prior to Closing in form and substance reasonably requested by Purchaser’s or the Registered Company’s auditors (“SEC Filings Letter”). A sample SEC Filings Letter is attached to this Agreement as Exhibit I; provided, however, Purchaser, Registered Company and/or Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by the Seller Parties. Each of the Seller Parties consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Obligations under this Section 13.11 shall survive the Closing and not be merged therein.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Agreement has been executed by Purchaser and Seller Parties as of (but not necessarily on) the date and year first above written.

WITNESSES:		PURCHASER:
MedEquities Realty Trust, Inc.,
/s/ Glen Allen Civitts		a Maryland corporation
Print Name:	Glen Allen Civitts	By: /s/ William C. Harlan
/s/ Claire Beebe		Print Name: William C. Harlan
Print Name:	Claire Beebe	Title: President
WITNESSES:		SELLER PARTIES:
OWNER:
/s/ Douglas C. Yohe
Print Name:	Douglas C. Yohe	Kentfield Rehabilitation and Specialty Hospital, LLC a Delaware limited liability company
/s/ Christy A. Rinker		By: /s/ Clint Fegan
Print Name:	Christy A. Rinker	Print Name: Clint Fegan
Title: Secretary

OPERATOR:

1125 Sir Francis Drake Boulevard Operating Company, LLC. d/b/a
Kentfield Rehabilitation and Specialty Hospital
a Delaware limited liability company

By: /s/ Clint Fegan
Print Name: Clint Fegan
Title: Secretary

PARENT ENTITIES:

VIBRA HEALTHCARE, LLC,
a Delaware limited liability company

By:	/s/ Clint Fegan

Print Name:	Clint Fegan

Title:	Secretary

AFFILIATE:

VIBRA HEALTHCARE, II LLC,
a Delaware limited liability company

By:	/s/ Clint Fegan

Print Name:	Clint Fegan

Title:	Secretary

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Agreement signed by each of the Seller Parties and Purchaser.

Date: May 19, 2014.

Fidelity National Title Insurance Company
399 Sturges Avenue
Mansfield, Ohio 44903
Phone: (888) 522-8443
Fax: (419) 522-2351

By:	/s/ Suzanne A. Rippel

Name:	Suzanne A. Rippel

Title:	Senior Real Estate Coordinator

E Mail:	suzanne.rippel@fnf.com

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

TENANT INFORMATION

1. Rent Roll – Rent roll including square footage, lease term, base rent and scheduled rent escalations.

2. Lease Documents – All leases, lease addendum, lease amendments, subleases, commencement verification letters, and any other letter agreements related thereto.

3. Recent Leasing Activity – Copies of any and all proposals or letters of intent submitted to or received from existing or prospective tenants within the past six months.

4. Tenant Financial Statements, if any

OPERATING INFORMATION

5. Historical Operating Statements – Three (3) years historical operating statements. Current YTD monthly operating statements.

6. Operating Budget – Current year’s operating and capital budget(s).

7. Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Buyer at closing.

8. Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

9. Property Condition Reports – All third party reports in Seller’s possession accessing the physical and structural condition of the Property and Property components including, without limitation: Engineering, Structural, Seismographic, Geotechnical, Mechanical, Roof, Environmental, Fire/Life/Safety, Air Quality Investigations; and ADA reports.

10. Survey – Most recent property survey.

Schedule 3.03 - 1

11. Building Plans – Comprehensive set of “As-Built” plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

12. Active T.I. Plans – Comprehensive set of plans, specifications, construction contracts, and agreements for all tenant improvement or other construction projects currently underway or committed to at the Property.

13. Certificates of Occupancy – Copies of certificates of occupancy for the building shell(s) and all demised tenant spaces.

14. Operating Permits, Licenses & Certifications – Copies of all licenses, permits, certifications, and other authorizations required for onsite operations including, without limitation, Sprinkler Certification(s), Fire Alarm Certification(s), Elevator Permits, Boiler Permit(s), Generator Permit(s), Infra-red Electrical Test(s), Fire Pump Permit(s), UST Permit(s), Back-Flow Certification(s); Swing Stage License(s), etc.

15. Elevator & HVAC Maintenance Logs – Two (2) years historical periodic Elevator & HVAC maintenance reports, including comprehensive inventory of all mechanical systems units stating manufacturer, make/model, capacity, age, condition, and estimated remaining useful life.

16. Warranties & Guaranties – All active warranties and guaranties for products installed and workmanship performed on the project.

17. Personal Property – Inventory of personal property to be transferred to Buyer.

MISCELLANEOUS OTHER INFORMATION

18. Title – Current Preliminary Title Report (including copies of all documents noted as exceptions to title coverage).

19. Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

20. Litigation – List of all litigation pending against the Property or the Seller relating to the Property.

21. Insurance Documents – Current certificate of property insurance and certificate of liability insurance.

Schedule 3.03 - 2

EXHIBIT A-1

LEGAL DESCRIPTION

All that certain real property situated in the County of Marin, State of California, described as follows:

Unincorporated Area

PARCEL ONE:

Beginning at a point on the Southwest line of Sir Francis Drake Boulevard at the most Easterly corner of Lot B, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County records; running thence from said point of beginning along the Southwest line of said road, North 46 degrees 39 minutes West 137 feet to the most Easterly corner of the lands conveyed by Phillipe Lenoir, et ux, to Henry W. Turner, by Deed recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence Southwesterly on and along the Southeast line of the lands so described, South 71 degrees 04 minutes West to the center of San Anselmo Creek, at a point 13 feet Southerly measured at right angles from the northerly line of Lot C of Map above referred to; thence Southerly at right angles to said line of Lot C, 1 foot; thence continuing Westerly along said Turner’s Line to the Easterly line of the right of way of the North Shore Railroad at a point 25 feet Southerly from the Northwest corner of Lot C; thence Southeasterly along said right of way line 125 feet to the Southwest corner of Lot B; thence North 69 degrees 20 minutes East on and along the Southeasterly line of said Lot B, 472.6 feet to the Ross Landing and Red Hill Road and the point of beginning.

Excepting from the above, the following described parcel of land:

Beginning at a point on the Southwest line of Sir Francis Drake Boulevard, at the most Easterly corner of Lot B, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running from said point of beginning along the Southwest line of said road, North 46 degrees 39 minutes West 137 feet to the most Easterly corner of lands conveyed by Phillipe Lenoir, et ux, to Henry W. Turner by Deed recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence running along the Southeast line of the lands so conveyed to Turner, South 71 degrees 04 minutes West 212 feet; thence leaving said line, South 23 degrees 25 minutes East 129.57 feet to a point on the Southeast line of the aforesaid Lot B; thence along said lot line, North 69 degrees 20 minutes East 266 feet to the point of beginning.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

A-1 - 1

PARCEL TWO:

Beginning at a point on the Northwesterly line of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; said point being distant thereon South 69 degrees 20 minutes West 323.84 feet from the most Northerly corner of said Lot A; thence from said point of beginning, along the northwesterly boundary line of said lot, South 69 degrees 20 minutes West 144.25 feet, more or less, to the most Westerly corner of said Lot A; thence along the Southwesterly line of said lot, which line is also the Northeasterly line of the North Shore Railroad in a Southeasterly direction for a distance of 123 feet to the most Southerly corner of said Lot A; thence leaving said line of the North Shore Railroad and running North 86 degrees 50 minutes East 52.53 feet, more or less, to the Westerly bank of the Arroyo san Anselmo; thence along said Westerly bank North 26 degrees 15 minutes East 49.63 feet to a point; thence leaving said Bank of the Arroyo San Anselmo and continuing along the same course, North 26 degrees 15 minutes East 24.52 feet to a point; thence North 63 degrees 05 minutes West 31.13 feet; thence North 27 degrees 34 minutes West 6.78 feet; thence North 29 degrees 34 minutes 44 seconds East 27.68 feet; thence North 22 degrees 38 minutes 30 seconds West 30.14 feet; thence North 61 degrees 23 minutes 20 seconds East 36.29 feet; thence South 85 degrees 46 minutes 20 seconds East 6.86 feet; thence North 20 degrees 40 minutes West 11.22 feet to the point of beginning.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL THREE:

That portion of the former right of way of the Northwestern Pacific Railroad Company, as described in Deed to Malcolm Ross Perry, et al, recorded January 21, 1947 in Book 538 of Official Records Page 447, Marin County Records, which lies between the extension Easterly of the Southerly boundary line of Lot 3, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records and a line drawn South 70 degrees 11 minutes West from the most Westerly corner of the land conveyed to Andrea Minutoli, et ux, in Deed recorded April 11, 1944, in Book 463 of Official Records at Page 160, Marin County Records.

Excepting therefrom the following described land:

Beginning at the most Easterly corner of Lot 4, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence North 76 degrees 49 minutes East 5 feet; thence North 22 degrees 11 minutes West 100 feet; thence South 76 degrees 49 minutes West 5 feet to the Northeasterly corner of Lot 5, as shown on the above referred to; thence South 22 degrees 11 minutes East along the Easterly line of Lots 5 and 4 to the point of beginning.

A-1 - 2

And further excepting the following:

Beginning at the most Easterly corner of said Lot 3; thence from said point of beginning along the Easterly boundary line of said Lot 3, North 22 degrees 11 minutes West 50 feet to the most Easterly corner of Lot 4 of said map; thence North 76 degrees 49 minutes East 5 feet; thence South 22 degrees 11 minutes East 50 feet, more or less, to a point which in North 67 degrees 42 minutes East 5 feet from the point of beginning; thence South 67 degrees 42 minutes West 5 feet to the point of beginning.

PARCEL FOUR:

Those portions of the former right of way of the Northwestern Pacific Railroad Company, as described in the Deed recorded June 27, 1913 in Book 538 of Official Records at Page 447, Marin County Records, which is described as follows:

Beginning at a point on the Northeasterly line of said former right of way line; said point begin distant 60 feet Northeasterly from the most Northerly corner of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; running thence from said point of beginning, Southwesterly 19.5 feet along a line which is the extension Easterly of the Northerly line of said Lot 2; thence leaving said line and running Southeasterly parallel with the Northeasterly line of said former right of way line 50 feet to a line which is the extension Easterly of the Northerly line of said Lot 2; thence leaving said line and running Southeasterly parallel with the Northeasterly line of said former right of way line 50 feet to a line which is the extension Easterly of the Southerly line of said Lot 2; thence along said last mentioned line Northeasterly 19.5 feet to the Northeasterly line of said right of way line; thence along said line Northwesterly 50 feet to the point of beginning.

PARCEL FIVE:

Beginning at the most Westerly corner of Parcel Four, described herein and running thence Southwesterly 10 feet along a line which is the extension Easterly of the Northerly line of said Lot 2, to a point; thence leaving said line and running Southeasterly in a straight line to a point in the Southwesterly boundary line of Parcel Four described herein, which point is distant thereon Southeasterly 10 feet from the point of beginning; running thence along said Southwesterly boundary line in a Northwesterly direction, 10 feet to the point of beginning.

PARCEL SIX:

Beginning at a point on a line which is the Easterly extension of the Southerly line of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, which point is distant thereon 40.5 feet Easterly from the most Easterly corner of said Lot 2; running thence from said point of beginning, along the Easterly extension of Lot 2, Westerly 10.5 feet; thence leaving said Easterly extension of Lot 2 and running Northwesterly parallel

A-1 - 3

with the Easterly boundary line of said Lot 2, 50 feet to a point in a line which is the Easterly extension of the Northerly line of said Lot 2, which point is distant thereon easterly 30.0 feet from the Northeast corner of said Lot 2; thence Easterly along said Easterly extension 0.5 feet; thence leaving said Easterly extension and running South 67 degrees 18 minutes East 14.14 feet; thence Southeasterly in a straight line parallel with the Easterly boundary line of said Lot 2, 40 feet to the point of beginning.

Being a portion of the former railroad right of way lying Northeasterly of Lot 2, map hereinabove referred to.

PARCEL SEVEN:

Beginning at a point on the Northwesterly line of the parcel of land conveyed to Alwyn K. Safholm, et ux, by Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records, distant thereon Northeasterly 180 feet from the Northeasterly line of Poplar Avenue; thence continuing along said Northwesterly line Northeasterly 24 feet; thence Southeasterly 6 feet to a point on the Northeasterly line of said Safholm Parcel, distant thereon Southeasterly 6 feet from the Northerly corner thereof; thence along said Northeasterly line Southeasterly 61 feet to the Southeasterly corner of said Safholm Parcel; thence Southwesterly along the Southeasterly line of said parcel, 30 feet; thence leaving said line Northwesterly 67 feet to the point of beginning.

PARCEL EIGHT:

An easement for parking purposes, 10 feet in width, lying Westerly of, adjacent to and parallel with the following described line:

Beginning at a point on the Northwesterly line of the parcel of land conveyed to Alwyn K. Safholm, et ux, by Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records, distant thereon 180 feet from the Northeasterly line of Poplar Avenue; thence Southeasterly 67 feet to a point on the Southeasterly line of said Safholm Parcel which bears Northeasterly 180 feet from said Northeasterly line of Poplar Avenue.

PARCEL NINE:

An easement for parking purposes, 10 feet in width, lying Westerly of, adjacent to, and parallel with the following described line:

Beginning at a point on a line which is the Easterly extension of the Southerly line of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, which point is distant 30.00 feet Easterly thereon; thence from said point of beginning Northwesterly in a straight line parallel with the Easterly boundary line of said Lot 2, 50.00 feet.

A-1 - 4

PARCEL TEN:

An easement, 5 feet in width for sewer purposes lying Southerly of, adjacent to and parallel with the Northerly line of Lot 2, and its extension easterly 30.5 feet, as shown upon that certain map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records.

PARCEL ELEVEN:

Beginning at the Northeasterly corner of the land conveyed to Alwyn K. Safholm, et ux, in Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records; thence along the Northwesterly line of said land conveyed to Alwyn K. Safholm, et ux, above referred to, South 67 degrees 42 minutes West 6 feet; thence Easterly to a point on the Easterly line of the land of Alwyn K. Safholm, et ux, above referred to distant thereon Southeasterly 6 feet from the point of beginning; thence along said Easterly line Northwesterly 6 feet to the point of beginning.

PARCEL TWELVE:

Beginning at a point on the intersection lines of the land of the North Shore Railroad Company and the Southwesterly corner of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running Southerly along the Easterly boundary line of the land of the North Shore Railroad Company, 105 feet, more or less, to the middle of the creek; thence running Northerly along the center of said creek to a certain point; said point being the Southeasterly corner of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, field for recorded March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running Westerly along the Southerly boundary line of said Lot A, 67 feet, more or less, to the point of beginning.

Said premises are shown as Lot 63, upon that certain Map entitled “Map of Granton Park”, filed for record February 4, 1907 in Volume 2 of Maps, at Page 77, Marin County Records.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL THIRTEEN:

Beginning at a point on the Easterly right of way line formerly of the Northwestern Pacific Railway Company; said point also being the Southwesterly corner of the land described in the Deed to Robert R. Busse, et ux recorded March 25, 1959 in Book 1266 of Official Records at Page 121, Marin County Records; thence South 68 degrees 08 minutes West along the Southeasterly line of said parcel if extended, 60.00 feet to a point; said point being on the Westerly right of way lien formerly of the Northwestern Pacific Railway Company; thence along

A-1 - 5

said Westerly right of way line, North 22 degrees 11 minutes West 124.67 feet to an iron pipe monument; thence North 67 degrees 49 minutes East 180.00 feet to an iron pipe monument; thence South 22 degrees 11 minutes East 50.39 feet to an iron pipe monument; thence North 73 degrees 58 minutes East 34.06 feet; thence South 26 degrees 15 minutes East 72.02 feet to a point on the Southerly line of lands now or formerly of Busse, as above described; thence along said Southerly line, South 68 degrees 08 minutes West 158.97 feet to the point of beginning.

NOTE: Iron pipe monuments are marked with Engineers Tag No. RCE 10734.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL FOURTEEN:

Being a portion of the lands conveyed to the Marin County Flood Control and Water Conservation District, by Deed recorded June 30, 1971 in Book 2478 of Official Records at Page 22, Marin County Records.

Beginning at the most Southerly corner of Parcel Two of said Lands of Marin County Flood Control and Water Conservation District; said point of beginning is marked by a found iron pipe and tag PE 10734; thence North 20 degrees 47 minutes 59 seconds West 55.00 feet along the Southwesterly line of the former right of way of the Northwestern Pacific Railroad Company; thence leaving said Southwesterly right of way line, North 69 degrees 20 minutes 16 seconds East 161.09 feet; thence South 36 degrees 39 minutes 32 seconds East 57.22 feet to a point in the Northwesterly line of the lands conveyed to Reese by a Deed recorded February 19, 1965 in Book 1912 of Official Records at Page 364, Marin county Records; thence along said Northwesterly line of Lands of Reese, South 69 degrees 20 minutes 16 seconds West 177.33 feet to the point of beginning.

PARCEL FIFTEEN:

A permanent non-exclusive access easement for ingress and egress and travel over the following described real property:

Being a portion of the Lands of Ralph E. Ellis and Catherine A. Ellis, his wife as Joint Tenants, described by Joint Tenancy Deed, recorded July 9, 1969 in Book 2310 of Official Records at Page 647, Marin County Records.

Beginning at a point in the Southerly line of said Lands of Ellis, distant thereon South 73 degrees 50 minutes 20 seconds West (record South 72 degrees 45 minutes West) 180.57 feet from a found nail and tag LS 2738 marking the most Easterly corner of said lands; thence from said point of beginning, North 36 degrees 39 minutes 32 seconds West 4.75 feet thence South 84 degrees 40 minutes West 43.32 feet; thence North 41 degrees 15 minutes 24 seconds West 39.17 feet to a found hub and tag LS 2738 marking an angle point in the Westerly line of said Lands of Ellis; thence South 28 degrees 16 minutes 50 seconds East (record South 29 degrees 24 minutes East) 49.15 feet to a found nail and tag LS 2738 marking the most Southerly corner of said Lands of Ellis; thence North 73 degrees 50 minutes 20 seconds East 50.51 feet to the point of beginning.

A-1 - 6

PARCEL SIXTEEN:

That portion of Lots C, D, E, F and the former right of way of the Northwestern Pacific Railroad Company, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, described as follows:

Beginning at a point on the Southwestern line of Sir Francis Drake Boulevard, formerly known as Red Hill and Ross Landing Road, distant thereon South 47 degrees 47 minutes East 13 feet from the Northern corner of said Lot D; thence continuing along said Southwestern line, South 47 degrees 47 minutes East 75 feet to the Eastern corner of the parcel of land described in the Deed from Phillipe Lenoir, et ux to Henry W. Turner, recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence along the Southeasterly line thereof, South 70 degrees 11 minutes West 233 feet to a point in the center line of San Anselmo creek, distant at a right angle 13 feet Southeasterly from the Northwestern line of said Northwestern line of Lot C; running thence Southeasterly at a right angle to said Northwestern line of Lot C, 1 foot and South 68 degrees 08 minutes West 21.00 feet to the intersection thereof with the Northeastern line of the parcel of land described in the Deed from Eugene P. Aureguy, et al to Russell Reese, et al, recorded February 19, 1965 in Book 1912 of Official Records at Page 354, Marin County Records; thence running along said Northeastern line, North 26 degrees 15 minutes West 72.02 feet to an angle point therein; thence leaving said Reese Parcel (1912/354) and thence running South 73 degrees 59 minutes West 34.06 feet, North 22 degrees 11 minutes West 50.39 feet and South 67 degrees 49 minutes West 180.00 feet to a point on the Westerly line of the former right of way of the Northwestern Pacific Railroad Company as described in the Deed to Malcolm Ross Perry, et al, recorded January 21, 1947 in Book 538 of Official Records at Page 447, Marin County Records; thence running along said Westerly line of the former right of way, North 22 degrees 11 minutes West to its intersection with the most Easterly corner of Lot 13, as shown upon that certain Map entitled, “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence leaving said line of the former right of way and running Easterly to Northwesterly corner of Lot F, as shown upon that certain Map entitled “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence Easterly along the Northerly line of said Lot F to the Westerly bank of San Anselmo Creek; thence Southeasterly along the Westerly bank of said creek and following the meanderings thereof to the Northerly line of Lot D; thence North 72 degrees 45 minutes East along said Northerly line to the Southwesterly line of Ross Landing and Red Hill Road; thence Southeasterly along said line, 13 feet to a point of beginning.

Excepting therefrom that portion conveyed by Cal-West Capital Corporation to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California by Deed recorded June 30, 1971 in Book 2478 of Official Records at Page 22, Marin County Records.

A-1 - 7

Further excepting therefrom that portion conveyed to the County of Marin by Deed recorded October 6, 1965 in Book 1987 of Official Records at Page 216, Marin County Records, and being described as follows:

Beginning at a point on the Westerly line of Red Hill and Ross Landing Road, distant thereon South 47 degrees 47 minutes East 13 feet from the most Northerly corner of Lot D, as shown upon that certain map entitle “Bosqui Tract”, filed for record December 3, 1904 in Volume 2 of Maps, Page 12, Marin County Records; said point also being the Northeaster corner of that certain parcel of land described in the Deed from R.E. Valentine, et ux to Harry G. Henderson, et ux, recorded January 15, 1936 in Book 308 of Official Records at Page 241, Marin County Records; thence leaving said road line and running along the Northerly boundary line of said Henderson Parcel, South 71 degrees 45 minutes West 34.48 feet to a point; thence leaving said line and running North 47 degrees 47 minutes West 13.00 feet, more or less, to a point on the Northerly line of Lot D; thence Northeasterly along said Northerly line of Lot D, 34.83 feet, more or less, to the Northerly corner of said Lot D; thence South 47 degrees 47 minutes East 13 feet to the point of beginning.

PARCEL SEVENTEEN:

Suites A through P, inclusive and 100% interest in the “common area”, as shown upon that certain Map entitled “Map of Vertical Subdivision of Redwood Medical Center, being a portion of Lots B & C, Amended Map of Bosqui Tract, recorded by Marin County Records, in Book 2, Page 18, in the County of Marin, California”, filed for record March 13, 1963 in Volume 11 of Maps, at Page 68, Marin County Records.

PARCEL EIGHTEEN:

An easement for ingress, egress and travel, 20 feet in width with a vertical clearance of 8 feet more particularly described as follows:

Beginning at a point which bears South 46 degrees 39 minutes East 23.00 feet, South 60 degrees 50 minutes West 38.66 feet, South 87 degrees 54 minutes West 52.30 feet South 68 degrees 44 minutes 30 seconds West 169.5 feet and South 23 degrees 17 minutes East 10.006 feet from the most Easterly corner of Lot B, as shown upon that certain Map entitled “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running from said true point of beginning, South 68 degrees 44 minutes 30 seconds West 74.8 feet, North 22 degrees 08 minutes West 57.5 feet, North 67 degrees 52 minutes East 19.3 feet, North 22 degrees 08 minutes West 52.0 feet, North 67 degrees 42 minutes East 14.2 feet, South 22 degrees 08 minutes East 90.05 feet, North 68 degrees 44 minutes 30 seconds East 40.89 feet and South 23 degrees 17 minutes East 20.012 feet to the point of beginning.

Assessor’s Parcel Number          074-011-83, 074-011-84, 074-011-86, 074-280-22

A-1 - 8

EXHIBIT A-2

IDENTIFICATION OF ITEMS OF LEASED EQUIPMENT AND LEASED PERSONAL

PROPERTY TOGETHER WITH IDENTIFICATION OF APPLICABLE LEASE

INCLUDING LESSOR NAME AND DATE OF LEASE AND IDENTIFICATION BY

NAME AND DATE OF ALL AMENDMENTS, IF ANY, THERETO

See attached Excel spreadsheet entitled “Kentfield Equipment Leases – 5/12/2014” and related descriptive schedules provided separately by Doug Yohe to Forrest Gardner on May 13, 2014.

A-2

EXHIBIT B

ALLOCATION OF INITIAL INVESTMENT

[To be provided prior to Closing]

B - 1

EXHIBIT C

GRANT DEED

WHEN RECORDED MAIL TO:

MAIL TAX STATEMENTS TO:	DECLARATION OF TAX SHOWN ON
SEPARATE PAPER AS
Revenue & Taxation Code 11932-11933
AS SO DECLARED BY THE UNDERSIGNED

APN:

GRANT DEED

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

KENTFIELD THCI HOLDING COMPANY, LLC, a Delaware limited liability company (“Grantor”)

hereby GRANTS to

                                                             ,                                                               (“Grantee”)

the real property in the City of Kentfield and County of Marin, State of CALIFORNIA, described as follows:

See Exhibit A attached hereto and made a part hereof,

subject to those items listed on Schedule 1 attached hereto and made a part hereof (the “Permitted Exceptions”).

The Grantor for itself and its successors-in-interest does by these presents expressly limit the covenants of this deed to those hereafter expressed and excludes any and all covenants arising or to arise by statutory or other implication. Notwithstanding any and all covenants arising or to arise by statutory or other implication, the Grantor for itself and its successors-in-interest does hereby covenant with the said Grantee that it is lawfully seized and possessed of said land in fee simple, has a good right to convey said land and that said land is free and clear of all liens and encumbrances made or suffered by Grantor except for the Permitted Exceptions.

GRANTOR DOES further covenant and bind itself, its successors, assigns and legal representatives to warrant specially and forever defend the title to the said land to the said Grantee, its successors and assigns against the lawful claims of all persons claiming by, through, or under Grantor, but no further or otherwise and subject, however, to the Permitted Exceptions.

(Remainder of page intentionally left blank.)

Dated this          day of                     , 2014.

GRANTOR:

KENTFIELD THCI HOLDING COMPANY, LLC

By:

Name:
Title:

STATE OF CALIFORNIA)

COUNTY OF                     )

On                          , 2014, before me,                     , Notary Public, personally appeared                     , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary Public

My commission expires:

EXHIBIT A

To Grant Deed

Legal Description

All that certain real property situated in the County of Marin, State of California, described as follows:

Unincorporated Area

PARCEL ONE:

Beginning at a point on the Southwest line of Sir Francis Drake Boulevard at the most Easterly corner of Lot B, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County records; running thence from said point of beginning along the Southwest line of said road, North 46 degrees 39 minutes West 137 feet to the most Easterly corner of the lands conveyed by Phillipe Lenoir, et ux, to Henry W. Turner, by Deed recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence Southwesterly on and along the Southeast line of the lands so described, South 71 degrees 04 minutes West to the center of San Anselmo Creek, at a point 13 feet Southerly measured at right angles from the northerly line of Lot C of Map above referred to; thence Southerly at right angles to said line of Lot C, 1 foot; thence continuing Westerly along said Turner’s Line to the Easterly line of the right of way of the North Shore Railroad at a point 25 feet Southerly from the Northwest corner of Lot C; thence Southeasterly along said right of way line 125 feet to the Southwest corner of Lot B; thence North 69 degrees 20 minutes East on and along the Southeasterly line of said Lot B, 472.6 feet to the Ross Landing and Red Hill Road and the point of beginning.

Excepting from the above, the following described parcel of land:

Beginning at a point on the Southwest line of Sir Francis Drake Boulevard, at the most Easterly corner of Lot B, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running from said point of beginning along the Southwest line of said road, North 46 degrees 39 minutes West 137 feet to the most Easterly corner of lands conveyed by Phillipe Lenoir, et ux, to Henry W. Turner by Deed recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence running along the Southeast line of the lands so conveyed to Turner, South 71 degrees 04 minutes West 212 feet; thence leaving said line, South 23 degrees 25 minutes East 129.57 feet to a point on the Southeast line of the aforesaid Lot B; thence along said lot line, North 69 degrees 20 minutes East 266 feet to the point of beginning.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

C-Exhibit A - 4

PARCEL TWO:

Beginning at a point on the Northwesterly line of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; said point being distant thereon South 69 degrees 20 minutes West 323.84 feet from the most Northerly corner of said Lot A; thence from said point of beginning, along the northwesterly boundary line of said lot, South 69 degrees 20 minutes West 144.25 feet, more or less, to the most Westerly corner of said Lot A; thence along the Southwesterly line of said lot, which line is also the Northeasterly line of the North Shore Railroad in a Southeasterly direction for a distance of 123 feet to the most Southerly corner of said Lot A; thence leaving said line of the North Shore Railroad and running North 86 degrees 50 minutes East 52.53 feet, more or less, to the Westerly bank of the Arroyo san Anselmo; thence along said Westerly bank North 26 degrees 15 minutes East 49.63 feet to a point; thence leaving said Bank of the Arroyo San Anselmo and continuing along the same course, North 26 degrees 15 minutes East 24.52 feet to a point; thence North 63 degrees 05 minutes West 31.13 feet; thence North 27 degrees 34 minutes West 6.78 feet; thence North 29 degrees 34 minutes 44 seconds East 27.68 feet; thence North 22 degrees 38 minutes 30 seconds West 30.14 feet; thence North 61 degrees 23 minutes 20 seconds East 36.29 feet; thence South 85 degrees 46 minutes 20 seconds East 6.86 feet; thence North 20 degrees 40 minutes West 11.22 feet to the point of beginning.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL THREE:

That portion of the former right of way of the Northwestern Pacific Railroad Company, as described in Deed to Malcolm Ross Perry, et al, recorded January 21, 1947 in Book 538 of Official Records Page 447, Marin County Records, which lies between the extension Easterly of the Southerly boundary line of Lot 3, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records and a line drawn South 70 degrees 11 minutes West from the most Westerly corner of the land conveyed to Andrea Minutoli, et ux, in Deed recorded April 11, 1944, in Book 463 of Official Records at Page 160, Marin County Records.

Excepting therefrom the following described land:

Beginning at the most Easterly corner of Lot 4, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence North 76

C-Exhibit A - 5

degrees 49 minutes East 5 feet; thence North 22 degrees 11 minutes West 100 feet; thence South 76 degrees 49 minutes West 5 feet to the Northeasterly corner of Lot 5, as shown on the above referred to; thence South 22 degrees 11 minutes East along the Easterly line of Lots 5 and 4 to the point of beginning.

And further excepting the following:

Beginning at the most Easterly corner of said Lot 3; thence from said point of beginning along the Easterly boundary line of said Lot 3, North 22 degrees 11 minutes West 50 feet to the most Easterly corner of Lot 4 of said map; thence North 76 degrees 49 minutes East 5 feet; thence South 22 degrees 11 minutes East 50 feet, more or less, to a point which in North 67 degrees 42 minutes East 5 feet from the point of beginning; thence South 67 degrees 42 minutes West 5 feet to the point of beginning.

PARCEL FOUR:

Those portions of the former right of way of the Northwestern Pacific Railroad Company, as described in the Deed recorded June 27, 1913 in Book 538 of Official Records at Page 447, Marin County Records, which is described as follows:

Beginning at a point on the Northeasterly line of said former right of way line; said point begin distant 60 feet Northeasterly from the most Northerly corner of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; running thence from said point of beginning, Southwesterly 19.5 feet along a line which is the extension Easterly of the Northerly line of said Lot 2; thence leaving said line and running Southeasterly parallel with the Northeasterly line of said former right of way line 50 feet to a line which is the extension Easterly of the Northerly line of said Lot 2; thence leaving said line and running Southeasterly parallel with the Northeasterly line of said former right of way line 50 feet to a line which is the extension Easterly of the Southerly line of said Lot 2; thence along said last mentioned line Northeasterly 19.5 feet to the Northeasterly line of said right of way line; thence along said line Northwesterly 50 feet to the point of beginning.

PARCEL FIVE:

Beginning at the most Westerly corner of Parcel Four, described herein and running thence Southwesterly 10 feet along a line which is the extension Easterly of the Northerly line of said Lot 2, to a point; thence leaving said line and running Southeasterly in a straight line to a point in the Southwesterly boundary line of Parcel Four described herein, which point is distant thereon Southeasterly 10 feet from the point of beginning; running thence along said Southwesterly boundary line in a Northwesterly direction, 10 feet to the point of beginning.

C-Exhibit A - 6

PARCEL SIX:

Beginning at a point on a line which is the Easterly extension of the Southerly line of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, which point is distant thereon 40.5 feet Easterly from the most Easterly corner of said Lot 2; running thence from said point of beginning, along the Easterly extension of Lot 2, Westerly 10.5 feet; thence leaving said Easterly extension of Lot 2 and running Northwesterly parallel with the Easterly boundary line of said Lot 2, 50 feet to a point in a line which is the Easterly extension of the Northerly line of said Lot 2, which point is distant thereon easterly 30.0 feet from the Northeast corner of said Lot 2; thence Easterly along said Easterly extension 0.5 feet; thence leaving said Easterly extension and running South 67 degrees 18 minutes East 14.14 feet; thence Southeasterly in a straight line parallel with the Easterly boundary line of said Lot 2, 40 feet to the point of beginning.

Being a portion of the former railroad right of way lying Northeasterly of Lot 2, map hereinabove referred to.

PARCEL SEVEN:

Beginning at a point on the Northwesterly line of the parcel of land conveyed to Alwyn K. Safholm, et ux, by Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records, distant thereon Northeasterly 180 feet from the Northeasterly line of Poplar Avenue; thence continuing along said Northwesterly line Northeasterly 24 feet; thence Southeasterly 6 feet to a point on the Northeasterly line of said Safholm Parcel, distant thereon Southeasterly 6 feet from the Northerly corner thereof; thence along said Northeasterly line Southeasterly 61 feet to the Southeasterly corner of said Safholm Parcel; thence Southwesterly along the Southeasterly line of said parcel, 30 feet; thence leaving said line Northwesterly 67 feet to the point of beginning.

PARCEL EIGHT:

An easement for parking purposes, 10 feet in width, lying Westerly of, adjacent to and parallel with the following described line:

Beginning at a point on the Northwesterly line of the parcel of land conveyed to Alwyn K. Safholm, et ux, by Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records, distant thereon 180 feet from the Northeasterly line of Poplar Avenue; thence Southeasterly 67 feet to a point on the Southeasterly line of said Safholm Parcel which bears Northeasterly 180 feet from said Northeasterly line of Poplar Avenue.

PARCEL NINE:

An easement for parking purposes, 10 feet in width, lying Westerly of, adjacent to, and parallel with the following described line:

C-Exhibit A - 7

Beginning at a point on a line which is the Easterly extension of the Southerly line of Lot 2, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, which point is distant 30.00 feet Easterly thereon; thence from said point of beginning Northwesterly in a straight line parallel with the Easterly boundary line of said Lot 2, 50.00 feet.

PARCEL TEN:

An easement, 5 feet in width for sewer purposes lying Southerly of, adjacent to and parallel with the Northerly line of Lot 2, and its extension easterly 30.5 feet, as shown upon that certain map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records.

PARCEL ELEVEN:

Beginning at the Northeasterly corner of the land conveyed to Alwyn K. Safholm, et ux, in Deed recorded September 23, 1960 in Book 1401 of Official Records at Page 155, Marin County Records; thence along the Northwesterly line of said land conveyed to Alwyn K. Safholm, et ux, above referred to, South 67 degrees 42 minutes West 6 feet; thence Easterly to a point on the Easterly line of the land of Alwyn K. Safholm, et ux, above referred to distant thereon Southeasterly 6 feet from the point of beginning; thence along said Easterly line Northwesterly 6 feet to the point of beginning.

PARCEL TWELVE:

Beginning at a point on the intersection lines of the land of the North Shore Railroad Company and the Southwesterly corner of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running Southerly along the Easterly boundary line of the land of the North Shore Railroad Company, 105 feet, more or less, to the middle of the creek; thence running Northerly along the center of said creek to a certain point; said point being the Southeasterly corner of Lot A, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, field for recorded March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running Westerly along the Southerly boundary line of said Lot A, 67 feet, more or less, to the point of beginning.

Said premises are shown as Lot 63, upon that certain Map entitled “Map of Granton Park”, filed for record February 4, 1907 in Volume 2 of Maps, at Page 77, Marin County Records.

C-Exhibit A - 8

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL THIRTEEN:

Beginning at a point on the Easterly right of way line formerly of the Northwestern Pacific Railway Company; said point also being the Southwesterly corner of the land described in the Deed to Robert R. Busse, et ux recorded March 25, 1959 in Book 1266 of Official Records at Page 121, Marin County Records; thence South 68 degrees 08 minutes West along the Southeasterly line of said parcel if extended, 60.00 feet to a point; said point being on the Westerly right of way lien formerly of the Northwestern Pacific Railway Company; thence along said Westerly right of way line, North 22 degrees 11 minutes West 124.67 feet to an iron pipe monument; thence North 67 degrees 49 minutes East 180.00 feet to an iron pipe monument; thence South 22 degrees 11 minutes East 50.39 feet to an iron pipe monument; thence North 73 degrees 58 minutes East 34.06 feet; thence South 26 degrees 15 minutes East 72.02 feet to a point on the Southerly line of lands now or formerly of Busse, as above described; thence along said Southerly line, South 68 degrees 08 minutes West 158.97 feet to the point of beginning.

NOTE: Iron pipe monuments are marked with Engineers Tag No. RCE 10734.

Excepting therefrom the portion conveyed to Marin County Flood Control and Water Conservation District, a political subdivision of State of California, recorded March 7, 1972 in Book 2547 of Official Records at Page 298, Marin County Records.

PARCEL FOURTEEN:

Being a portion of the lands conveyed to the Marin County Flood Control and Water Conservation District, by Deed recorded June 30, 1971 in Book 2478 of Official Records at Page 22, Marin County Records.

Beginning at the most Southerly corner of Parcel Two of said Lands of Marin County Flood Control and Water Conservation District; said point of beginning is marked by a found iron pipe and tag PE 10734; thence North 20 degrees 47 minutes 59 seconds West 55.00 feet along the Southwesterly line of the former right of way of the Northwestern Pacific Railroad Company; thence leaving said Southwesterly right of way line, North 69 degrees 20 minutes 16 seconds East 161.09 feet; thence South 36 degrees 39 minutes 32 seconds East 57.22 feet to a point in the Northwesterly line of the lands conveyed to Reese by a Deed recorded February 19, 1965 in Book 1912 of Official Records at Page 364, Marin county Records; thence along said Northwesterly line of Lands of Reese, South 69 degrees 20 minutes 16 seconds West 177.33 feet to the point of beginning.

C-Exhibit A - 9

PARCEL FIFTEEN:

A permanent non-exclusive access easement for ingress and egress and travel over the following described real property:

Being a portion of the Lands of Ralph E. Ellis and Catherine A. Ellis, his wife as Joint Tenants, described by Joint Tenancy Deed, recorded July 9, 1969 in Book 2310 of Official Records at Page 647, Marin County Records.

Beginning at a point in the Southerly line of said Lands of Ellis, distant thereon South 73 degrees 50 minutes 20 seconds West (record South 72 degrees 45 minutes West) 180.57 feet from a found nail and tag LS 2738 marking the most Easterly corner of said lands; thence from said point of beginning, North 36 degrees 39 minutes 32 seconds West 4.75 feet thence South 84 degrees 40 minutes West 43.32 feet; thence North 41 degrees 15 minutes 24 seconds West 39.17 feet to a found hub and tag LS 2738 marking an angle point in the Westerly line of said Lands of Ellis; thence South 28 degrees 16 minutes 50 seconds East (record South 29 degrees 24 minutes East) 49.15 feet to a found nail and tag LS 2738 marking the most Southerly corner of said Lands of Ellis; thence North 73 degrees 50 minutes 20 seconds East 50.51 feet to the point of beginning.

PARCEL SIXTEEN:

That portion of Lots C, D, E, F and the former right of way of the Northwestern Pacific Railroad Company, as shown upon that certain Map entitled “Amended Map of Bosqui Tract, Ross Valley, Marin Co., Cal.”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records, described as follows:

Beginning at a point on the Southwestern line of Sir Francis Drake Boulevard, formerly known as Red Hill and Ross Landing Road, distant thereon South 47 degrees 47 minutes East 13 feet from the Northern corner of said Lot D; thence continuing along said Southwestern line, South 47 degrees 47 minutes East 75 feet to the Eastern corner of the parcel of land described in the Deed from Phillipe Lenoir, et ux to Henry W. Turner, recorded June 27, 1913 in Book 154 of Deeds at Page 32, Marin County Records; thence along the Southeasterly line thereof, South 70 degrees 11 minutes West 233 feet to a point in the center line of San Anselmo creek, distant at a right angle 13 feet Southeasterly from the Northwestern line of said Northwestern line of Lot C; running thence Southeasterly at a right angle to said Northwestern line of Lot C, 1 foot and South 68 degrees 08 minutes West 21.00 feet to the intersection thereof with the Northeastern line of the parcel of land described in the Deed from Eugene P. Aureguy, et al to Russell Reese, et al, recorded February 19, 1965 in Book 1912 of Official Records at Page 354, Marin County Records; thence running along said Northeastern line, North 26 degrees 15 minutes West 72.02 feet to an angle point therein; thence leaving said Reese Parcel (1912/354) and thence running South 73 degrees 59 minutes West 34.06 feet, North 22 degrees 11 minutes West 50.39 feet and South 67 degrees 49 minutes West 180.00 feet to a point on the Westerly line of the former right of way of the Northwestern Pacific Railroad Company as described in the Deed to Malcolm Ross Perry, et al, recorded January 21, 1947 in Book 538 of Official Records at Page 447, Marin County Records;

C-Exhibit A - 10

thence running along said Westerly line of the former right of way, North 22 degrees 11 minutes West to its intersection with the most Easterly corner of Lot 13, as shown upon that certain Map entitled, “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence leaving said line of the former right of way and running Easterly to Northwesterly corner of Lot F, as shown upon that certain Map entitled “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence Easterly along the Northerly line of said Lot F to the Westerly bank of San Anselmo Creek; thence Southeasterly along the Westerly bank of said creek and following the meanderings thereof to the Northerly line of Lot D; thence North 72 degrees 45 minutes East along said Northerly line to the Southwesterly line of Ross Landing and Red Hill Road; thence Southeasterly along said line, 13 feet to a point of beginning.

Excepting therefrom that portion conveyed by Cal-West Capital Corporation to Marin County Flood Control and Water Conservation District, a political subdivision of the State of California by Deed recorded June 30, 1971 in Book 2478 of Official Records at Page 22, Marin County Records.

Further excepting therefrom that portion conveyed to the County of Marin by Deed recorded October 6, 1965 in Book 1987 of Official Records at Page 216, Marin County Records, and being described as follows:

Beginning at a point on the Westerly line of Red Hill and Ross Landing Road, distant thereon South 47 degrees 47 minutes East 13 feet from the most Northerly corner of Lot D, as shown upon that certain map entitle “Bosqui Tract”, filed for record December 3, 1904 in Volume 2 of Maps, Page 12, Marin County Records; said point also being the Northeaster corner of that certain parcel of land described in the Deed from R.E. Valentine, et ux to Harry G. Henderson, et ux, recorded January 15, 1936 in Book 308 of Official Records at Page 241, Marin County Records; thence leaving said road line and running along the Northerly boundary line of said Henderson Parcel, South 71 degrees 45 minutes West 34.48 feet to a point; thence leaving said line and running North 47 degrees 47 minutes West 13.00 feet, more or less, to a point on the Northerly line of Lot D; thence Northeasterly along said Northerly line of Lot D, 34.83 feet, more or less, to the Northerly corner of said Lot D; thence South 47 degrees 47 minutes East 13 feet to the point of beginning.

PARCEL SEVENTEEN:

Suites A through P, inclusive and 100% interest in the “common area”, as shown upon that certain Map entitled “Map of Vertical Subdivision of Redwood Medical Center, being a portion of Lots B & C, Amended Map of Bosqui Tract, recorded by Marin County Records, in Book 2, Page 18, in the County of Marin, California”, filed for record March 13, 1963 in Volume 11 of Maps, at Page 68, Marin County Records.

C-Exhibit A - 11

PARCEL EIGHTEEN:

An easement for ingress, egress and travel, 20 feet in width with a vertical clearance of 8 feet more particularly described as follows:

Beginning at a point which bears South 46 degrees 39 minutes East 23.00 feet, South 60 degrees 50 minutes West 38.66 feet, South 87 degrees 54 minutes West 52.30 feet South 68 degrees 44 minutes 30 seconds West 169.5 feet and South 23 degrees 17 minutes East 10.006 feet from the most Easterly corner of Lot B, as shown upon that certain Map entitled “Bosqui Tract”, filed for record March 13, 1905 in Volume 2 of Maps, at Page 18, Marin County Records; thence running from said true point of beginning, South 68 degrees 44 minutes 30 seconds West 74.8 feet, North 22 degrees 08 minutes West 57.5 feet, North 67 degrees 52 minutes East 19.3 feet, North 22 degrees 08 minutes West 52.0 feet, North 67 degrees 42 minutes East 14.2 feet, South 22 degrees 08 minutes East 90.05 feet, North 68 degrees 44 minutes 30 seconds East 40.89 feet and South 23 degrees 17 minutes East 20.012 feet to the point of beginning.

Assessor’s Parcel Number         074-011-83, 074-011-84, 074-011-86, 074-280-22

C-Exhibit A - 12

Schedule 1

Permitted Exceptions

C – Schedule 1-1

EXHIBIT D

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

That concurrently with the execution and delivery hereof,                                               (“Assignor”), is conveying to                                          (“Assignee”), by Special Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated                     , 2014, by and between Assignor and                      with respect to the conveyance of the Property.

It is the desire of Assignor hereby to assign, transfer and convey to Assignee, subject, however, to those certain matters more particularly described on Exhibit B attached to the Deed thereto and made a part thereof for all purposes (collectively, the “Permitted Encumbrances”), all Improvements, Personal Property, and Intangible Property, including, without limitation, those items more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (collectively, the “Assigned Properties”); provided, however, the Assigned Properties shall not be deemed to include, Assignee shall have no liability under, and Assignor shall remain solely liable and responsible for, the contracts and other matters set forth on Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Non-Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, subject to the Permitted Encumbrances, all of the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties, together with any and all rights and appurtenance thereto in anywise belonging to Assignor unto Assignee, its successors and assigns FOREVER, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Assigned Properties, subject to the Permitted Encumbrances, unto Assignee, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise. Assignee, by its acceptance hereof, hereby assumes all obligations of Assignor arising with respect to the Assigned Properties from and after the date hereof, but not otherwise.

Assignor indemnifies Assignee from any claims applicable to the Assigned Properties with respect to the period prior to the date hereof. Assignee indemnifies Assignor from any claims applicable to the Assigned Properties with respect to the period from and after the date hereof.

D - 1

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this                  day of                         , 2014.

WITNESSES:	ASSIGNOR:

a
Print Name:
By:
Print Name:
Title:
Print Name:

WITNESSES:	ASSIGNEE:

a
Print Name:

By:
Print Name:
Title:
Print Name:

D - 2

EXHIBIT E

FIRPTA AFFIDAVIT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                                      (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                                      “Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this                  day of                     , 2014.

TRANSFEROR:

, a

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME this              day of                     , 2014.

E - 1

[Notarial Seal]
Notary Public, State of
Print Name:
My Commission Expires:

E - 2

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

Attention:

Re:	Lease dated , between or its predecessor in interest (“Landlord”) and (“Tenant”) for Suite (the “Premises”) located at (the “Property”)

Ladies and Gentlemen:

The undersigned, the Tenant under the referenced Lease, hereby certifies and confirms to and agrees with                     ,                      [IF KNOWN, INSERT NAME OF ULTIMATE PURCHASING ENTITY], and their successors and assigns (collectively, “Buyer”), any lender of Buyer, and such lender’s successors and assigns (collectively, “Lenders”) and Landlord as follows:

1. A true, correct and complete copy of the lease Tenant has entered into and all amendments to the lease and all other agreements modifying or supplementing the lease are attached hereto as Exhibit 1 and incorporated herein by reference (collectively, the “Lease”). The Lease is the sole agreement between Landlord and Tenant relating in any way to the Premises and the Property, and there are no other agreements, oral or written, between Landlord and Tenant relating to the Premises or the Property.

2. The term of the Lease commenced on                     ,                     , and shall expire on                     ,                     . Tenant has no right to terminate the Lease prior to its stated expiration other than as specifically set forth in the Lease with respect to casualty and condemnation.

3. The current fixed monthly rent under the Lease is $            , and Tenant has paid rent under the Lease through and including                     , 200    . The Lease provides for Tenant to pay all operating expenses, real estate taxes, insurance premiums, and all costs of utilities for the Premises. [MAY NEED MODIFICATION IF TENANT PAYS UTILITIES DIRECTLY.].

4. The amount of the security deposit being held by Landlord is $            .

5. The number of rentable [LEASEABLE] square feet included with the Premises is approximately                     .

6. No monetary obligations of Tenant under the Lease, including, without limitation, rent have been prepaid, except as follows:                     .

7. The Landlord has fulfilled all of its obligations under the Lease to date, including without limitation (i) completion of the improvements and the space required to be completed by

Landlord to date according to the Lease in accordance with the plans and specifications therefore approved by Tenant and (ii) all Tenant finish and other construction costs or allowances payable by Landlord have been paid and no such costs are payable hereafter under the Lease. As of the date of this certificate, Tenant has no knowledge of any violations of any exclusive use, co-tenancy, parking ratio or similar restrictions set forth in the Lease.

8. There are no existing defenses which Tenant has against enforcement of the Lease by Landlord. Tenant has not advanced any funds by or on behalf of Landlord, and Tenant is not entitled to any credit, offset or reduction in rent. There exists no default under the Lease. Tenant has not given Landlord notice of its intention to vacate the Premises prior to the end of the term of the Lease and no controversy or dispute exists between Landlord and Tenant. Tenant’s interest under the Lease has not been assigned, by operation of law or otherwise, and no sublease, concession agreement or license covering the Premises or any portion thereof has been entered into by Tenant, except as follows:                     .

9. Tenant is actually using the Premises for the following purposes:                     .

10. Landlord has not granted to Tenant any free rent periods or tenant improvement contributions under the Lease, and Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other lease, except:                     .

11. Tenant has no options to expand, or extend the term of the Lease, or an option or preferred right or right of first refusal to purchase any portion of the Property except:                     .

12. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws of the United States or any state thereof.

13. The person executing this estoppel certificate on behalf of Tenant hereby certifies that he/she has knowledge of the matters stated herein and has the authority to execute this estoppel certificate on behalf of Tenant.

14. Tenant acknowledges that, if Buyer or its assigns acquire the Premises, the landlord’s interest in the Lease will be assigned to Lenders, as security for a mortgage loan to be made by Lenders, encumbering the Premises, and confirms that said assignment does not constitute a default under the Lease. Tenant hereby agrees that the subordination and attornment provisions of the Lease shall apply for the benefit of Lenders, and their respective successors and assigns, with respect to any mortgage loan, and all extensions, renewals, increases and modifications thereof.

The undersigned understands that Buyer or its assigns is acquiring the Premises and Lenders, will make a mortgage loan secured by the Premises, each in reliance upon the certifications and agreements set forth herein, and agrees that Buyer, Lenders, and their respective successors and assigns may rely upon the certifications and agreements for that purpose. The undersigned agrees that Lenders, may assign this estoppel and any of Lender’s rights hereunder to any assignee of Lender’s note and mortgage or to any purchaser of the Premises at a foreclosure sale or to any purchaser of the Premises from such Lender.

IN WITNESS WHEREOF, the undersigned Tenant has executed and delivered this Estoppel Certificate as of the              day of                     , 2014.

By:

Name:

Title:

[DELETE WHERE NO GUARANTY EXISTS: The undersigned Guarantor(s) of the Lease hereby certify to Buyer, Lender and their respective successors and assigns as of the date hereof that their guaranty of the Lease (the “Guaranty”) is in full force and effect and has not been amended or modified and that the undersigned Guarantor(s) have no claims or defenses under the Guaranty or otherwise with respect to their performance in full of all terms, covenants and conditions of the guaranty. Further, Guarantor(s) agrees that in the event Lenders or a purchaser at any foreclosure sale shall succeed to the interest of Landlord under the Lease, Lenders or a purchaser at foreclosure sale shall have the same rights and remedies as Landlord under the Guaranty; provided, however, that Lenders or a purchaser at foreclosure sale shall not be subject to any offsets, defenses or any other claims which Guarantor(s) may then have (whether known or unknown) as a result of the acts or omissions to act of any prior landlord (including Landlord), Tenant or any other party Guarantor(s) agrees that, if Lenders makes a mortgage loan secured by the Premises, the Guaranty will not be amended, modified or terminated without Lender’s prior written consent.]

By:

Name:

Title:

EXHIBIT G

DECLARATION ESTOPPEL CERTIFICATE

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

THIS DECLARATION ESTOPPEL CERTIFICATE (this “Certificate”) has been executed this              day of                     , 2014, by                      (“Owner”) and                      ARCHITECTURAL CONTROL COMMITTEE (the “Committee”) to and for the benefit of                      (“                    ”). Owner and Committee are collectively referred to as “Declarant” and                      and its successors and assigns are collectively referred to as “Beneficiary”.

R E C I T A L S:

A. Beneficiary has now or will soon hereafter acquire fee title to that certain project located at                      (the “Property”). The current Owner of the Property is                      (“Seller”).

B. Reference is made to that certain [Declaration of Covenants and Restrictions] dated                     ,                     , recorded under File No.                     ,                      County,                     , as amended by instruments dated                     ,                     , recorded under                     ,                     ,                     , recorded under                      and                      and                     ,                      under                      (such instrument, as so amended and assigned, is hereinafter referred to as the “Declaration”). Unless otherwise defined herein, all initially capitalized terms have the respective meanings assigned to such terms in the Declaration.

C. As a condition to Beneficiary’s acquisition of the Property, Beneficiary has requested and Declarant has agreed to deliver this Certificate with respect to certain matters covered under the Declaration. Beneficiary would not have agreed to acquire the Property in the absence of this Certificate.

In consideration of the recitals set forth above, Declarant hereby certifies to Beneficiary, and otherwise consents and approves, the following:

ARTICLE I

DECLARATION MATTERS

Section 1.01 Declaration. The Declaration is currently in full force and effect and has not, except as noted above, been modified or otherwise amended. The Declaration does not contain any reacquisition or similar options. Seller has not defaulted under, nor otherwise violated the terms set forth in, the Declaration. The current members of the Committee are:

Section 1.02 Assessments. All general and special assessments or other payments due with respect to the Property have been paid in full and no amounts are currently due and owing. No default assessments have been levied against the Property nor have any assessment or similar liens been filed against the Property. The general assessments and the special assessments levied and expected to be levied under the Declaration for the                      and 2013 calendar years in the aggregate and the portion thereof allocable to the Property are as follows:

	Aggregate	Property Share
General	$-2013	$-2013
Special	$-2013	$-2013

Section 1.03 Improvements. Declarant has reviewed and approved all information, if any, concerning the improvements located upon the Property (collectively, the Improvements”) which is required to be submitted to Declarant for approval under the Declaration. All Improvements have been constructed and are otherwise in full compliance with the Declaration. The current use and operation of the Property does not violate the Declaration and the Property satisfies (or has been granted a permitted variance from) all setback, parking, outside storage, landscaping, signage, screening and other construction requirements set forth in the Declaration.

Section 1.04 Notice. Effective upon Declarant’s receipt of written notice of Beneficiary’s acquisition of the Property, (a) Beneficiary will be entitled to all voting and other benefits under the Declaration with respect to the Property; and (b) all notices, demands or other written communication delivered by Declarant under the Declaration or any other instrument applicable thereto, must be delivered to Beneficiary in the manner set forth therein to the following address (or such other or further addresses as Beneficiary may hereafter designate):

Attention:

ARTICLE II

MISCELLANEOUS

Section 2.01 Authority. All approvals and other actions required to authorize Declarant’s execution of this Certificate have been received or otherwise taken.

Section 2.02 Reliance. Declarant acknowledges that Beneficiary has the right to rely and will rely upon this Certificate in connection with Beneficiary’s acquisition of the Property.

IN WITNESS WHEREOF, this Certificate has been executed as of (but not necessarily on) the date and year first above written.

OWNER:

By:
Print Name:
Title:

COMMITTEE:

ARCHITECTURAL CONTROL COMMITTEE

By:
Print Name:
Title:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this          day of                     , 2014, by                     , a                      of                     , as managing partner of                     , a                     , on behalf of such entity.

[Notarial Seal]
Notary Public, State of
Print Name:
My Commission Expires:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this          day of                     , 2014, by                     , a member of the                      Architectural Control Committee, on behalf of such entity.

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

EXHIBIT H

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Agreement.

NONE

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS AGREEMENT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS AGREEMENT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS AGREEMENT DURING THE REVIEW PERIOD.

H - 1

EXHIBIT I

SAMPLE SEC FILINGS LETTER

FORM OF SEC S-X 3-14 LETTER

We are providing this letter in connection with your audit of the historical statement of certain revenues and certain expenses of [        ], located at [        ] (the “Property”) for the purpose of expressing an opinion as to whether the historical statement presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, 20[    ] of the Property on the accrual basis of accounting. We confirm that we are responsible for the following:

a. The fair presentation in the historical statement of certain revenues and certain expenses on the accrual basis of accounting.

b. The design and implementation of programs and controls to prevent and detect fraud.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

i. The financial statements referred to above are fairly presented on the accrual basis of accounting.

ii. We have made available to you all financial records and related data.

iii. We have no knowledge of any fraud or suspected fraud affecting the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.

iv. We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

v. There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

vi. Related-party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

vii. No events have occurred subsequent to December 31, 20[    ] that require consideration as adjustments to or disclosures in the financial statements.

(CEO Signature and Title)	(CFO Signature and Title)

I - 1